 Pages where confidential treatment has been requested are marked 'Confidential
   Treatment Requested.' The redacted material has been separately filed with the Commission, and the appropriate section has been marked at the appropriate place and in the margin with a star (*)."

                     NATURAL GAS PURCHASE AND SALE AGREEMENT

                                     BETWEEN

                              CHEVRON U.S.A. INC.,
                     TEXACO EXPLORATION AND PRODUCTION INC.
                           AND TEXACO NATURAL GAS INC.

                                       AND

                           DYNEGY MARKETING AND TRADE

                             Effective March 1, 2002

                                TABLE OF CONTENTS

                                                                                                 Page
I.       DEFINITIONS                                                                              1

II.      COMMITMENT OF GAS AND OBLIGATIONS TO PURCHASE                                            3
         2.1      Committed Gas                                                                   3
                  2.1.1    Pre-Effective Date Commitment                                          4
                  2.1.2    Post-Effective Date Commitment                                         4
                  2.1.3    Addition of New Sources of Committed Gas                               4
                  2.1.4    Lease Use Gas                                                          4
                  2.1.5    Small-Volume Sources                                                   5
                  2.1.6    Excluded Gas                                                           6
                  2.1.7    Farmout Acreage                                                        6
                  2.1.8    Producer Internal Use Gas                                              6
         2.2      Availability Reports                                                            7
                  2.2.1    Revision of Availability Report                                        7
                  2.2.2    Dynegy Information                                                     8
         2.3      Right to Control Production and Curtailment                                     8
         2.4      Dynegy FOM Swing Gas                                                            8
                  2.4.1    Dynegy Entitled FOM Swing Gas                                          8
                  2.4.2    Request For Additional Dynegy FOM Swing Gas                            8
                  2.4.4    Format of Dynegy's Swing Percentage Designation or Request            10
                  2.4.5    Monthly Determination of Baseload Gas, Dynegy FOM Swing Gas
                           and Producer FOM Swing Gas                                            10
                  2.4.6    Mid-Month Decreases                                                   10
                  2.4.7    Mid-Month Increases                                                   11
         2.5      Supply Pools                                                                   12
         2.6      Right To Process                                                               12
                  2.6.1    Accounting and Billing Procedures                                     12
                  2.6.2    Offshore Condensate                                                   12
                  2.6.3    Documentation of Charges                                              12

III.     TRANSPORTATION AND PENALTIES                                                            13
         3.1      Upstream Gathering and Transportation Agreements                               13
         3.2      Transporter's Tariff                                                           13
         3.3      Imbalances                                                                     13
         3.4      Operational Flow Orders                                                        15
         3.5      Operational Balancing Agreements                                               15

IV.      COMMODITY PRICE                                                                         15
         4.1      First of the Month Commodity Price - Baseload Gas                              15
         4.2      Commodity Price - Swing Gas                                                    16


         4.3      Description of Sources of Supply                                               16
         4.4      Split Connect Committed Gas                                                    16
                  4.4.1    Split Connect Baseload Price                                          17
                  4.4.2    Effect of Capacity Constraints                                        17
                  4.4.3    Measurement Capacity Constraints                                      18
                  4.4.4    Split Connect Swing Gas Price                                         18
                  4.4.5    Adjustments Due to Mid-Month Force Majeure Occurrences                19
         4.5      Downstream Released Firm Transportation                                        19
         4.6      Dynegy's Failure to Purchase Committed Gas                                     20

V.       TITLE AND RESPONSIBILITY                                                                20
         5.1      Producer Responsibility                                                        20
         5.2      Dynegy Responsibility                                                          21

VI.      QUALITY, MEASUREMENT AND TESTS                                                          21
         6.1      Quality Specifications                                                         21
         6.2      Volume and Heating Value                                                       21
         6.3      Test Data and Charts                                                           21

VII.     ACCOUNTING, BILLING AND PAYMENT                                                         21
         7.1      Statements                                                                     21
         7.2      Payment                                                                        22
         7.3      Failure to Pay                                                                 22
         7.4      Two Year Limit on Adjustments                                                  23
         7.5      Audit                                                                          23
         7.6      Accounting Information                                                         23
         7.7      Setoff                                                                         23
         7.8      Security                                                                       23

VIII.    DISCLAIMER AND WARRANTY                                                                 24
         8.1      Warranty                                                                       24
         8.2      Disclaimer                                                                     24

IX.      FORCE MAJEURE                                                                           24
         9.1      Suspension of Obligations                                                      24
         9.2      Force Majeure Defined                                                          24

X.       TERM                                                                                    25
         10.1     Term                                                                           25
         10.2     Early Termination                                                              25

XI.      RENEGOTIATION, PRICE REDETERMINATION AND ARBITRATION                                    26
         11.1     Renegotiation and Price Redeterminations                                       26
         11.2     Limits on Arbitration                                                          26
         11.3     Price Redetermination                                                          27


                  11.3.1   Scope of Price Redetermination                                        27
                  11.3.2   Price Redetermination Procedure                                       27
                  11.3.3   Arbitration of Price Redetermination                                  28
                  11.3.4   Effective Date                                                        28
         11.4     Substitution of Published Index Prices                                         28
         11.5     Unavailability of Published Index Prices                                       29
         11.6     Dispute Resolution - Other Price Issues                                        29
         11.7     Arbitration After August 31, 2001                                              29
         11.8     Renegotiation of the Premium                                                   29
         11.9     Resolution of Disputes                                                         29

XII.     GOVERNMENTAL REGULATIONS AND AUTHORIZATIONS                                             31
         12.1     Application of Law and Regulation                                              31
         12.2     Authorization and Regulatory Filings                                           31

XIII.    NOTICES                                                                                 31
         13.1     Procedure                                                                      31

XIV.     NON-ASSIGNABILITY AND TRANSFER OF INTEREST BY Producer                                  32
         14.1     Non-Assignability                                                              32
         14.2     Transfer of Interest                                                           32

XV.      MISCELLANEOUS                                                                           33
         15.1     Waiver                                                                         33
         15.2     Entire Agreement                                                               33
         15.3     Choice of Law                                                                  33
         15.4     Confidentiality                                                                33
         15.5     Limitation of Damages                                                          33
         15.6     Severability                                                                   34
         15.7     Prior Agreement Superseded                                                     34

EXHIBIT "C"       Security

                     NATURAL GAS PURCHASE AND SALE AGREEMENT

     This Natural Gas Purchase and Sale Agreement is made and entered into effective as of the 1st day of March, 2002 ("Effective Date"), between CHEVRON U.S.A. INC., a Pennsylvania corporation ("CUSA"), TEXACO EXPLORATION AND PRODUCTION INC., a Delaware corporation ("TEPI"), Texaco Natural Gas Inc., a Delaware corporation ("TNGI") and DYNEGY MARKETING AND TRADE, a Colorado general partnership ("Dynegy"). CUSA, TEPI, TNGI and Dynegy are sometimes referred to collectively as "Parties" or singularly as a "Party". CUSA, TEPI and TNGI may also be referred to herein individually as "Producer" or collectively as "Producers". Unless otherwise stated, the singular term "Producer" shall be interpreted to refer to CUSA, as to gas production owned or controlled by CUSA, to TEPI, as to gas production owned or controlled by TEPI, and to TNGI as to gas production owned or controlled by TNGI, including, but not limited to, production owned by Four Star Oil and Gas Company ("Four Star") that TNGI has the right to market under this Agreement. The plural term "Producers" shall be interpreted to refer collectively to CUSA, TEPI and TNGI, but only as to the gas production owned or controlled by each of them individually.

                                    RECITALS

     1. Producers own or control natural gas and desire to sell natural gas to Dynegy; and

     2. Dynegy is a marketer of natural gas, provides products and services associated with the production, transportation and marketing of natural gas, and desires to purchase natural gas from Producers;

     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained in this Agreement, Producers and Dynegy agree as follows:

I.   DEFINITIONS

     "Agreement" means the provisions of this document as it may be amended from time to time.

     "Balancing Point" means, as to each Source of Supply, unless otherwise agreed and documented on Exhibit "A", the first point, at or downstream of a Supply Point, at which gas is delivered into a third party facility that provides measurement and a gas balancing mechanism (such as cash-out or rolling imbalances). The Balancing Point for a Source of Supply which has more than one Supply Point will not be a single physical point, but instead shall refer to the sum of the measurements taken at each Supply Point associated with such Source of Supply. The Balancing Point for each Source of Supply is identified on Exhibit "A" hereto.

     "Baseload Gas" means that quantity of Committed Gas from a Source of Supply determined by subtracting Dynegy's FOM Swing Gas from Producer's Baseline Quantity.

                       "Confidential Treatment Requested"

     "Baseload Shortfall" means the quantity of Baseload Gas which Producer estimates will not be delivered on any day of the month as indicated by a revision to Producer's FOM Availability Report as addressed in Section 2.2.1 below.

     "Btu" (British Thermal Unit) means the amount of heat energy required to raise the temperature of one pound of water from fifty-nine degrees Fahrenheit (59(DEG.)F) to sixty degrees Fahrenheit (60(DEG.)F), as determined on a dry basis.

     "Business Day" means a day on which commercial banks are open for business in Houston, Texas.

     "Day" or "day" means that period of 24 consecutive hours beginning and ending at 9:00 a.m. Central Time, or such other time as may be specified in the FERC Gas Tariff, or the equivalent, of a pipeline transporting gas subject to this Agreement.

     "Delivery Point" means the point at which title of gas delivered under this Agreement passes from Producer to Dynegy.

     "Dynegy FOM Swing Gas" means that quantity of Producer's Baseline Quantity which Dynegy may elect to treat as Swing Gas, which quantity shall be determined by multiplying Producer's Baseline Quantity by Dynegy's Swing Percentage.

     "Dynegy Swing Percentage" means the percentage designation for each Source of Supply which Dynegy has either elected or obtained approval for from Producer as set forth in Section 2.4 of this Agreement.

     "Effective Date" means March 1, 2002.

     "FERC" means the Federal Energy Regulatory Commission or any successor government authority.

     "FOM" means first of the month

     "Gas" or "gas" or "natural gas" means the effluent vapor stream in its natural state produced from wells, including all hydrocarbon and non hydrocarbon constituents and including casinghead gas produced with crude oil, and residue gas resulting from the processing of gas well gas or casinghead gas.

*      [REDACTED] is defined in Section 4.2 hereof.

*      [REDACTED] means the simple arithmetic average (not volume-weighted) of
* the [REDACTED], as set forth in Exhibit "A" hereto. For any day that [REDACTED].

       "Gas Day" means the period beginning at 9:00 a.m., Central Clock Time, on one day and ending at 9:00 a.m., Central Clock Time, on the next succeeding day.

     "Incremental Swing Gas" means the quantity of Committed Gas that Producer estimates will be delivered on any day in excess of the quantity of Committed Gas previously designated for delivery on that day in Producer's first of the month Availability Report.

     "MMBtu" means one million (1,000,000) Btu.

     "Month" or "month" means the period commencing at 9:00 a.m. Central Time on the first day of a calendar month and ending at 9:00 a.m. Central Time on the first day of the immediately following calendar month.

     "Producer Baseline Quantity" means the lowest daily quantity of Committed Gas that Producer estimates will be delivered from a Source of Supply as set forth in Producer's FOM Availability Report.

     "Producer FOM Swing Gas" means the quantity of Committed Gas that Producer estimates will be delivered from a Source of Supply each day, in excess of Producer's Baseline Quantity, as set forth in Producer's first of the month Availability Reports.

     "Security Agreement" is defined in Section 7.8.2.

     "Source of Supply" means the wells, common field point, field, or similar designation used by Producer to describe sources of gas supply subject to this Agreement.

     "Supply Point" and "Supply Points" refer to all of the various points where gas from a single Source of Supply is first nominated by Dynegy and measured into a third party facility through measurement equipment used for purposes of custody transfer or allocation of volumes. Producer's Availability Reports, delivered pursuant to Section 2.2, shall specify quantities of gas at each Supply Point.

     "Supply Pool" and "Supply Pools" refer to the aggregated Sources of Supply described in Section 2.5 and listed in Exhibit "A-1" hereto.

     "Swing Gas" means the total quantity of Committed Gas which shall be priced based on a daily index or shall be subject to the Swing Gas Re-Pricing rules of
Section 2.4.6; determined by summing the quantities of Producer FOM Swing Gas, Dynegy FOM Swing Gas, and Incremental Swing Gas.

     "Transition Date" is defined in Section 7.8.2.

     "Transporter" means the pipeline receiving the gas for the account of Dynegy immediately downstream of a Delivery Point.

II.  COMMITMENT OF GAS AND OBLIGATION TO PURCHASE

     2.1 COMMITTED GAS. During the term of this Agreement, Producer agrees to sell to Dynegy and Dynegy agrees to purchase from Producer under the terms of this Agreement all Committed Gas. Subject to the terms and conditions of this Agreement, Producer's obligation to sell one hundred percent (100%) of the Committed Gas and Dynegy's obligation to purchase one hundred percent (100%) of the Committed Gas made available by Producer are firm obligations. Committed Gas is defined as all gas produced in the lower-48 United States and owned or controlled by CUSA and TEPI during the term of this Agreement, except gas that is dedicated to a Pre-Effective Date Commitment as defined in Section 2.1.1, gas dedicated to a Post-Effective Date Commitment as defined in Section 2.1.2, gas reserved for Lease Use as defined in Section 2.1.4, gas from Small-Volume Sources that CUSA or TEPI has elected to exclude from commitment hereunder as provided in Section 2.1.5, gas produced from Excluded Sources as described in
Section 2.1.6, gas produced from acreage farmed out by CUSA or TEPI to a third party as described in Section 2.1.7, Refinery Supply Gas as defined in Section 2.1.8., Emergency Internal Use Supply as defined in Section 2.1.9, and Cogeneration Supply Gas released from this Agreement pursuant to Section 2.1.10. Committed Gas includes, without limitation, gas produced from wells in existence on the Effective Date, wells drilled or recompleted subsequent to the Effective Date and make up gas accruing to, and capable of being delivered by, Producer after the Effective Date as a result of production or pipeline imbalances regardless of whether the imbalances occurred before or after the Effective Date. As to TNGI, Committed Gas shall mean all gas owned or controlled by TNGI, if any, including gas produced by Four Star that TNGI has the right to market under this Agreement, subject to the same reservations and exclusions as are applicable under this Section 2.1 to gas produced by CUSA and TEPI. The Parties acknowledge that TNGI's present marketing arrangements with Four Star are subject to termination on short notice and that TNGI's commitment to sell Four Star production under this Agreement will terminate upon the earlier of (a) the termination of this Agreement, or (b) the termination of TGNI's marketing arrangements with Four Star, as such arrangements may be revised or extended from time to time.

          2.1.1 PRE-EFFECTIVE DATE COMMITMENT. Some of Producer's wells, oil, gas and mineral leases, gas reserves, or producing properties, however characterized, are subject to contractual arrangements with third parties as of the Effective Date ("Pre-Effective Date Commitments"). In addition, certain TEPI gas has historically been sold by TNGI under term marketing agreements with third parties without a specific lease or acreage dedication. At the option of TEPI or TNGI, such gas may continue to be marketed under such existing term agreements until they expire. Such term agreements may also be renewed by TEPI or TNGI, but only if Dynegy, after full disclosure, is unable or unwilling to purchase the gas under the terms of this Agreement while providing certainty of flow as favorable to TEPI as the existing third party terms. TEPI gas sold under such existing or renewed term agreements shall also be considered to be gas subject to a Pre-Effective Date Commitment for purposes of this Section. Gas subject to a Pre-Effective Date Commitment shall become Committed Gas at such time as the gas may be sold and delivered to Dynegy as a result of termination or cancellation of the Pre-Effective Date Commitment or other release of the gas from the Pre-Effective Date Commitment.

          2.1.2 POST-EFFECTIVE DATE COMMITMENT. For purposes of this Agreement, a Post-Effective Date Commitment is defined as an instance where (i) Producer acquires well(s), oil, gas and mineral leases, gas reserves, or producing properties however characterized ("Subsequently Acquired Properties") subsequent to the Effective Date; and (ii) contractual arrangements in place at the time of Producer's acquisition prohibit Producer from selling all or a portion of the gas produced from the Subsequently Acquired Property to Dynegy under this Agreement. Gas subject to a Post-Effective Date Commitment shall become Committed Gas at such time as the gas may be sold and delivered to Dynegy as a result of a termination or cancellation of the Post-Effective Date Commitment or other release of the gas from the commitment. Producer agrees to exercise reasonable efforts to terminate any Post-Effective Date Commitment at the earliest opportunity in accordance with the terms and conditions of the commitment if, in the reasonable judgment of Producer, such termination will not result in adverse economic consequences to Producer.

          2.1.3 ADDITION OF NEW SOURCES OF COMMITTED GAS. In the event Producer acquires or develops new sources of Committed Gas or enhances the productive capability of existing Sources of Supply, Producer shall exercise reasonable efforts to give Dynegy notice as soon as possible of the new sources and increased production, including an estimate of the date of initial deliveries or increased production of Committed Gas to Dynegy. In addition, Producer and Dynegy will cooperate in the development of a joint strategy to provide for the delivery to Dynegy of Committed Gas from a new Source of Supply.

          2.1.4 LEASE USE GAS. Producer retains the right to use gas produced from wells in which Producer or an affiliate of Producer has an interest for purposes of the operation of such wells, or the operation of other wells, in quantities deemed necessary by Producer acting as a prudent operator. For purposes of this Agreement, the Lease Use of gas includes, without limitation, gas lift, pressure maintenance, enhanced recovery, equipment fuel, delivery to a third party for purposes of clearing a positive joint venture partner imbalance incurred by Producer, satisfying in-kind royalty obligations to the extent such obligations require Producer to deliver royalty gas to a third party, and delivery of gas to a third party in consideration of the delivery by that third party to Producer of equivalent (although not always equal) quantities of gas at a different location. Lease Use Gas utilized by Producer in connection with the operation of a well located on the lease producing such Lease Use Gas, or a well located on a different lease in instances where gathering or transportation downstream of the applicable Delivery Point is not required to transport the Lease Use Gas to the different lease, will not appear in an Availability Report, as defined in Section 2.2 below. Lease Use Gas utilized by Producer in connection with the operation of a well in which Producer or an affiliate of Producer has an interest located on a lease other than the lease producing such Lease Use Gas, and requiring gathering or transportation downstream of the applicable Delivery Point, will: (i) not constitute Committed Gas but will appear in an Availability Report as a separate category specifically designated as Lease Use Gas; (ii) be purchased by Dynegy at the applicable FOM Commodity Price, as defined in Section 4.1 below; (iii) be transported by Dynegy to the location designated by Producer; and (iv) be resold to Producer or Producer's affiliate at the same FOM Commodity Price, plus any incremental costs associated with transportation of such Lease Use Gas to the point designated by Producer. In addition to the categories of Lease Use Gas described above in this Section 2.1.4, Producer and Dynegy acknowledge that Producer shall have the right from time to time during the term of this Agreement to supply gas from a Source of Supply to a third party for emergency use in the operation of a well in which Producer has no interest. For purposes of this Section 2.1.4 such emergency use is intended to apply in an instance where a third party requires an immediate short term (typically no more than seven days) supply of gas for purposes of restoring or maintaining the productive capacity of a well. Typically gathering or transportation downstream of the applicable Delivery Point is not required to transport the emergency use gas to the third party well; however the Parties acknowledge that such gathering or transportation may be required in isolated instances, in which cases Producer will pay the gathering or transportation charges. In the event Producer determines to supply emergency use gas to a third party in accordance with this Section 2.1.4, the applicable Availability Report will designate the quantity of such emergency use gas as a separate entry and set forth the estimated duration of Producer's delivery of the emergency use to the third party. Should Dynegy conclude that Producer's delivery of emergency use gas to a third party may have an adverse impact on Dynegy's ability to serve Dynegy's markets, the Parties will confer in an attempt to mitigate any such potential adverse impact. Nothing in this Section 2.1.4 shall authorize
Producer to deliver gas to a non-affiliated third party for purposes of pressure maintenance or enhanced recovery. In addition, it is understood and agreed that Producer may not utilize Lease Use Gas in cogeneration facilities for which TNGI or its successor or assignee is acting as the fuels manager (including, but not limited to, the facilities currently covered by the California, Nevada and March Point Gas Supply and Service Agreements between Dynegy and TNGI). Once gas has been designated as Committed Gas on an Availability Report for any month, Producer shall not subsequently reduce the quantity of Committed Gas designated for delivery in that month by declaring any portion of such Committed Gas to be Lease Use Gas. For purposes of this
Section 2.1.4, the term "affiliate" shall have the same meaning as stated in
Section 2.1.8.

          2.1.5 SMALL-VOLUME SOURCES. Dynegy and Producer acknowledge that Producer has interests in certain Sources of Supply, or at certain Supply Points, where Producer's share of the gas production is so small that it may be more efficient for Producer to sell such gas into a local market, to a local service provider, to the operator of the wells or another working interest partner, or otherwise. By delivering a notice ("Release Notice") to Dynegy, as hereafter described, Producer may exclude from commitment under this Agreement any Small-Volume Source (defined as a Source of Supply producing less than 2,000 MMBtu per day of gas, or an individual Supply Point producing less than 200 MMBtu per day of gas, in either case averaged over any three consecutive month period occurring within six months prior to Producer's delivery of the Release Notice). Any such Release Notices shall be in writing (which may include an e-mail transmittal acknowledged by a responsive e-mail from Dynegy) and shall include a description of the Small-Volume Source to be released, the production details supporting the Small-Volume Source's qualification as such, and the effective date of the release, which shall be not less than forty-five days after delivery of the Release Notice to Dynegy. Upon not less than forty-five days' prior written notice to Dynegy, Producer may also re-commit any Small-Volume Source under this Agreement, in which case Producer's gas production from that Small-Volume Source shall once again be considered Committed Gas. Should Producer's share of the gas production from any Small-Volume Source released under this Section subsequently rise to a level materially exceeding the 2,000 MMBtu or 200 MMBtu limits described above, then Producer, at its next opportunity following termination of any conflicting contractual commitment, shall make such gas available to Dynegy as Committed Gas under this Agreement.

          2.1.6 EXCLUDED GAS. Producer's gas from the sources described on Exhibit "B" to this Agreement (the "Excluded Sources") shall not be Committed Gas subject to this Agreement and Producer shall not be obligated to sell gas from such Excluded Sources to Dynegy, nor shall Dynegy be obligated to purchase such gas from Producer. Notwithstanding the foregoing, upon request by either Party, made not more frequently than once each six months, Dynegy and Producer shall evaluate the Excluded Sources and determine whether or not the gas from such Excluded Sources is suitable for treatment as Committed Gas subject to this Agreement. If the Parties are unable to agree on the treatment of any Excluded Source, it shall remain an Excluded Source. Any agreement to treat gas from an Excluded Source as Committed Gas under this Agreement shall be reduced to writing between the Parties.

          2.1.7 FARMOUT ACREAGE. During the term of this Agreement Producer shall be entitled to farmout to a third party undeveloped acreage covered by an oil, gas and mineral lease or mineral fee interest held by Producer (including, but not limited to, a non-producing horizon under a producing lease) in the event Producer, acting as a prudent operator, determines that such a farmout is in the best interests of Producer. In the event of such a farmout, Producer will exercise reasonable efforts to (i) retain a call on gas produced from the acreage subject to the farmout, provided that such a call does not diminish the return to Producer when compared to the return in the absence of the call; or
(ii) minimize the period of time elapsing before Producer is entitled to take and market its proportionate share of the gas produced from the farmout acreage. Gas produced from farmout acreage shall not be Committed Gas under this Agreement until such time that Producer is entitled to take and market such gas and has elected to do so.

          2.1.8 REFINERY SUPPLY GAS. Gas that is produced by Producer and delivered as Equity Gas to a refinery owned and operated by CUSA's downstream division, Chevron Products Company ("CPDS"), or its successor, pursuant to the Gas Supply and Service Agreements for the Pascagoula, Richmond, El Segundo, and Salt Lake City refineries between Dynegy and CPDS, shall not be deemed to be Committed Gas under this Agreement. Refinery Supply Gas shall, for convenience, be included (without being specifically identified as such) in Producer's Availability Reports pursuant to Section 2.2, and Dynegy, in accordance with its contracts with the applicable facilities, shall then determine the appropriate amount of such Refinery Supply Gas and deduct such amount from the total quantities shown in such Availability Reports for all purposes under this Agreement. Refinery Supply Gas will not be sold by Producer to Dynegy under this Agreement, but shall be accounted for in accordance with the applicable Equity Gas Memorandum of Understanding and the Gas Supply and Service Agreement under which Dynegy supplies or manages gas for the refinery in which the gas is utilized.

          2.1.9 EMERGENCY INTERNAL USE SUPPLY. Those cogeneration facilities that Dynegy serves under the Gas Supply and Service Agreements - California Fuels Management Support, Nevada Fuels Management Support, and March Point Fuels Management Support, and any other cogeneration facilities in which ChevronTexaco now or hereafter owns at least a fifty percent

(50%) interest, shall have the option to request that Producer's Gas be made available when such facilities are in an emergency situation. For purposes of the prior sentence, the term "emergency situation" shall be limited to those circumstances where there is no other supply available and without such Producer's Gas being made available, the facility would be required to curtail or discontinue operations. Producer and Dynegy agree to cooperate to the fullest extent possible to ensure that such emergency situations are addressed and facility needs are met at the earliest possible time. Emergency Internal Use Supply will not be sold by Producer to Dynegy under this Agreement, but shall be accounted for in accordance with the applicable Equity Gas Memorandum of Understanding and the Gas Supply and Service Agreement, if any. Should Dynegy conclude that a request for Emergency Internal Supply Gas may have an adverse impact on Dynegy's ability to serve market commitments in place at the time Producer requests Emergency Internal Use Supply, the Parties will confer to mitigate any such potential adverse impact.

          2.1.10 COGENERATION SUPPLY GAS. If in the future and for reasons beyond its control TNGI, or its successor or assign, is no longer acting as the fuels manager for one or more of the cogeneration facilities currently covered by the Gas Supply and Service Agreements - California Fuels Management Support, Nevada Fuels Management Support, and March Point Fuels Management Support between Dynegy and TNGI, Producer shall have a one-time option (as to each such cogeneration facility) to elect to fulfill the gas requirements of such cogeneration facility(ies) from gas otherwise committed under this Agreement. Such right, and the resulting release of gas from commitment under this Agreement, shall be limited to a daily quantity of gas equal to (a) the highest average daily usage of the facility(ies) in question during any one of the six months immediately preceding the end of TNGI's tenure as fuels manager, minus
(b) the average daily quantity of gas supplied from the San Juan Basin to the facility(ies) in question during the same six-month period. The release rights provided for herein shall be exercised only after at least 60 days' prior written notice to Dynegy, and shall be effective on the first day of the next month following the expiration of such 60 day period. Once gas otherwise committed to this Agreement is so utilized, Producer may again deliver such gas to Dynegy under this Agreement only upon mutual written agreement. Notwithstanding the foregoing, should Dynegy conclude that Producer's election to release Committed Gas as provided in this Section 2.1.10 may have an adverse impact on Dynegy's ability to serve market commitments in place at the time Producer's notice requesting a release under this provision is delivered to Dynegy, the Parties will confer to mitigate any such potential adverse impact.

          2.1.11 RESERVATIONS OF PRODUCER. Producer reserves the following rights with respect to its interests in the oil and gas properties committed by Producer to Dynegy under this Agreement:

     (a) To operate Producer's oil and gas properties as Producer in Producer's sole discretion deems advisable, including the right, but never the obligation, to drill new wells, to repair and rework old wells, renew or extend, in whole or in part, any oil and gas lease covering any of the oil and gas properties, and to abandon any well or surrender any such oil and gas lease, in whole or in part, when no longer deemed by Producer to be capable of producing gas in paying quantities under normal methods of operation.

     (b) To pool or unitize any of Producer's oil and gas properties with other properties in the same field, and to alter any such pooling or units from time to time, in which event Producer's interest in the unitized production shall be Committed Gas for purposes of this Agreement.

     2.2 AVAILABILITY REPORTS. In each month during the term of this Agreement, Producer shall submit to Dynegy an Availability Report (which may be submitted in the form of separate documents for each Source of Supply or other mutually agreeable unit) setting forth Producer's best estimate of the quantity of Committed Gas that Producer will deliver to Dynegy from each Source of Supply each day during the following month, stating separately the Producer Baseline Quantity and Producer FOM Swing Gas (determined in accordance with Section 2.4 below) to be produced on that day. Where there is more than one Supply Point associated with a Source of Supply, the quantity to be delivered at each Supply Point within that Source of Supply will be listed separately. Except as provided below in this Section 2.2, the Availability Report shall be delivered to Dynegy no later than 3:00 p.m. Central Time on the tenth Business Day before the first day of the month of delivery (the "Initial Availability Report"). The quantity of Committed Gas set forth in the Availability Report in effect at 9:00 a.m. Central Time on the fourth Business Day before the day nominations to the applicable Transporter are due (the "FOM Availability Report") will be utilized for purposes of determining the Producer Baseline Quantity and Producer FOM Swing Gas. Producer shall exercise reasonable efforts to submit the Availability Report applicable to a Source of Supply operated by a third party no later than the tenth Business Day before the first day of the month of delivery, and shall, in any event, submit the Availability Report as soon as possible. However, in the event such an Availability Report is submitted later than 9:00 a.m. Central Time on the fourth Business day before the day nominations to the applicable Transporter are due, all of the Committed Gas set forth on the Availability Report will be treated as Incremental Swing Gas.

          2.2.1 REVISION OF THE AVAILABILITY REPORT. Following submission of the Initial Availability Report, Producer shall revise the Availability Report to reflect changes to Producer's estimated quantities of Committed Gas to be delivered. The revisions shall be delivered to Dynegy by 9:00 a.m. Central Time on the day prior to the effective date of the revisions in order to permit Dynegy to submit revised pipeline nominations and to make any market adjustments that may be required. Availability Report revisions submitted and received, or orally conveyed, by the foregoing deadline shall be accepted by Dynegy. Dynegy shall have the right to determine whether to change its pipeline nominations (either in response to Producer's revisions to the Availability Report or otherwise); provided, however, that Dynegy shall make nomination changes that are (a) specified by Producer as necessary to keep Producer in balance with its partners in the affected Source(s) of Supply, or (b) needed to comply with OFOs or other mandatory instructions from the Transporter.

          2.2.2 SHARING OF INFORMATION. In respect to instances where Producer is a Delivery Point operator, and Committed Gas flows through that point, and upon Producer's request, Dynegy will exercise reasonable efforts to provide Producer with information required by Producer in its role as point operator, including, without limitation, Dynegy's downstream transportation contract number, the identity of the downstream shipper, and, in the event Dynegy purchases gas flowing through that point from other suppliers, the quantity of gas purchased from each such supplier. In addition, Producer shall provide Dynegy gas flow data available to Producer from

Transporters or other sources. The Parties acknowledge that the purpose of this Section 2.2.2 is not to require either Party to furnish information that the other Party would otherwise be able to collect on its own, but rather to obligate each Party to use reasonable efforts to furnish information not readily accessible to the other Party.

          2.2.3 FORM OF AVAILABILITY REPORTS. Availability Reports shall be submitted in a separate file by CUSA, and another separate file by TEPI and TNGI combined. To the fullest extent possible, taking into account the information systems capabilities of Producers and Dynegy, the Availability Reports will be delivered via Electronic Data Interchange ("EDI") in a format permitting the downloading of data directly into Dynegy's systems. If the delivery of the Availability Reports via EDI is not possible beginning on the Effective Date, the Parties will strive to develop the systems required to implement the electronic delivery of the Availability Reports, provided Producers and Dynegy are in agreement in respect to the expenditure of funds required to develop the systems. Producers and Dynegy will each have gas control personnel accessible twenty-four hours a day, seven days a week. Nothing in this Section 2.2.3, or in
Section 2.2.1 above, shall require Producer to deliver information via EDI if such information can be delivered to Dynegy faster or more efficiently by telephone followed by facsimile confirmation.

     2.3 RIGHT TO CONTROL PRODUCTION AND CURTAILMENT. Producer reserves the right, acting as a prudent operator, to limit, curtail or shut-in production (collectively referred to as "curtail or curtailment") of Committed Gas from any well or wells if it determines that curtailment is warranted as a result of any mechanical, engineering, legal, title, or other field or well condition. Producer also reserves the right to curtail production of Committed Gas from any well or wells if it concludes such action is warranted due to prevailing market prices for natural gas. In the event Producer desires to curtail production of Committed Gas, Producer shall give Dynegy written notice in the Availability Report, of such action, no later than the tenth Business Day before the first day of the month of delivery. Producer's notice shall set forth the quantity of Committed Gas to be curtailed, the Source of Supply and Delivery Point(s) affected and the estimated duration of the curtailment. In the absence of mutual agreement to the contrary, Producer shall not for economic reasons curtail the production of Committed Gas from any Source of Supply if the gas has been designated in Producer's Initial Availability Report as available for delivery to Dynegy. Producer shall be entitled to reduce the period of curtailment by submitting a revised Availability Report in accordance with Section 2.2.1 above.

     2.4 DYNEGY FOM SWING GAS. Dynegy FOM Swing Gas for each Source of Supply shall be determined by multiplying Producer's Baseline Quantity by either Dynegy's elected entitled Swing Gas Percentage or by a higher requested Swing Gas Percentage which has been approved by Producer, in accordance with the following procedure.

          2.4.1 DYNEGY ENTITLED FOM SWING GAS. Dynegy shall be entitled to designate up to fifteen percent (15%) of the Producer Baseline Quantity delivered under this Agreement as Dynegy FOM Swing Gas on a Source of Supply by Source of Supply basis (Dynegy's designation is referred to as "Dynegy's Swing Percentage ").

          2.4.2 REQUEST FOR ADDITIONAL DYNEGY FOM SWING GAS. For any election period as described in Section 2.4.4 below, Dynegy shall be entitled to request Producer's permission to designate quantities of Dynegy FOM Swing Gas in excess of fifteen percent (15%) of the estimated Producer Baseline Quantity produced from a Source or Sources of Supply. Dynegy's request shall be submitted along with the entitled Dynegy Swing Percentage designation. Producer shall approve or deny each of Dynegy's requests for a Dynegy Swing Percentage greater than fifteen percent (15%) no later than the tenth Business Day prior to the first day of the month of implementation. During a current election period either Party may request that an entitled or approved Dynegy Swing Percentage for a particular Source of Supply be increased or reduced for reasons of sustained or predicted Source of Supply production reliability change. However, neither Party is obligated to approve a requested change during a current election period.

          2.4.3 FORMAT OF DYNEGY'S SWING PERCENTAGE DESIGNATION OR REQUEST. Dynegy shall provide its entitled Dynegy Swing Percentage election and any request for additional Dynegy FOM Swing Gas in the form of a single spreadsheet or table setting forth its percentage designation or requested percentage designation on a Source of Supply by Source of Supply basis, along with such notes and comments as necessary to fully explain its designation. Absent agreement of the Parties to the contrary, Dynegy's Swing Percentage (whether an entitled percentage or a higher approved percentage) will remain in effect for an election period of no less than five full months or seven full months. The five-month election period will run from November 1 through March 31, and the seven-month election period will run from April 1 through October 31. Dynegy will make its election for each election period no later than thirty days prior to the first day of the new election period.

          2.4.4 MONTHLY DETERMINATION OF BASELOAD GAS, DYNEGY FOM SWING
GAS AND PRODUCER FOM SWING GAS. The Producer Baseline Quantity as reflected in Producer's FOM Availability Report shall form the basis of the calculation of the quantity of Baseload Gas and Dynegy FOM Swing Gas for the applicable month. Producer's Baseline Quantity shall be multiplied by Dynegy's Swing Percentage, resulting in the quantity of Dynegy FOM Swing Gas for each day of the applicable month. The Baseload Gas for the applicable month shall be determined by subtracting the Dynegy FOM Swing Gas quantity from Producer's Baseline Quantity. If Producer's FOM Availability Report shows a quantity of Committed Gas to be delivered on any day in excess of the Producer Baseline Quantity, the excess shall be defined as Producer FOM Swing Gas for all purposes under this Agreement. No later than 9:00 a.m. Central Time on the second Business Day prior to the day on which nominations are due to the applicable Transporters, Dynegy shall provide Producer a written report setting forth for each Source of Supply the quantity of Baseload Gas, the quantity of Producer FOM Swing Gas, and the quantity of Dynegy FOM Swing Gas scheduled for delivery at such Source of Supply.

          2.4.5 MID-MONTH DECREASES. In the event Producer submits one or more revised Availability Reports which have the effect of decreasing the quantity of Committed Gas estimated to be delivered to Dynegy on any day at a given Source of Supply to a level below the quantity of Committed Gas designated for delivery by Producer on that day in Producer's FOM Availability Report, including instances where Producer is required to decrease the quantity of Committed Gas as a result of an event of force majeure or in response to a Transporter's instructions or OFO, the following adjustments in the quantities of Baseload Gas and Swing Gas delivered under this Agreement shall be made:

          (a) A reduction in the quantity of Committed Gas estimated for delivery from a Source of Supply on any given day shall first reduce the Swing Gas quantity, if any, delivered from that Source of Supply until the quantity reduction equals the Swing Gas quantity available at that Source of Supply.

          (b) In the event the reduction in quantity of Committed Gas estimated for delivery from a Source of Supply for any day exceeds the quantity of Swing Gas available at that Source of Supply, the excess shall be deemed Baseload Shortfall. The daily Baseload Shortfall quantity shall be allocated proportionately to the other Sources of Supply in the same Supply Pool with the result that (i) the quantity of Swing Gas estimated for delivery from such other Source of Supply in that Supply Pool shall be deemed to be reduced by a quantity equal to the Baseload Shortfall allocated to that Source of Supply, and (ii) the quantity of daily Baseload Gas estimated for delivery from such other Source of Supply shall be deemed to have increased by a quantity equal to the Baseload Shortfall allocated to that Source of Supply. The daily proportional allocation of Baseload Shortfall among Sources of Supply in a Supply Pool will be based on the following formula, which formula shall be applied to the deliveries estimated for such day as reflected in the applicable Availability Report, including any revised Availability Reports that may apply:

   DAILY ESTIMATED SOURCE OF SUPPLY SWING GAS
   ------------------------------------------         Total Supply Pool Baseload
   Daily estimated Supply Pool Swing Gas          X   Shortfall

A quantity of Swing Gas equal to the daily proportional allocation of Baseload Shortfall to each Source of Supply will then be priced as provided in Section
4.1 at the FOM Commodity Price for Baseload Gas applicable to the Source of Supply from which the gas is produced. If Baseload Shortfall is allocated to a Source of Supply that is subject to split connect pricing pursuant to Section 4.4, the Baseload Shortfall so allocated shall be re-priced at the Selected FOM Commodity Price applicable to that Source of Supply as described in Section 4.4.

          (c) If the quantity reduction applicable to one or more Sources of Supply in a Supply Pool exceeds the Swing Gas applicable to that Supply Pool, then the reduction of Swing Gas delivered from the Supply Pool and the corresponding increase in the quantity of Baseload Gas in accordance with subsection (b) above shall be limited to the Swing Gas applicable to that Supply Pool. Sources of Supply included in the Supply Pools designated as "Other" shall be exempt from the re-pricing provisions of this Section 2.4.5.

          2.4.6 MID-MONTH INCREASES. In the event Producer submits one or more revised Availability Reports which have the effect of increasing the quantity of Committed Gas estimated to be delivered to Dynegy on any day at a given Source of Supply to a level above the quantity of Committed Gas designated for delivery by Producer on that day in Producer's FOM Availability Report, the net increase above the quantity stated in Producer's FOM Availability Report will be considered Incremental Swing Gas.

     2.5 SUPPLY POOLS. For purposes of managing mid-month changes in the quantity of Committed Gas delivered from Sources of Supply, the Parties have established Supply Pools and have allocated individual Sources of Supply to the various Supply Pools. The Supply Pools and the Sources of Supply allocated to each of them are set forth in Exhibit "A-1" to this Agreement. The Parties may, from time to time, informally modify the information contained on Exhibit "A-1" through the use of e-mail, telecopy, or other written communication. In addition, the Parties may periodically amend this Agreement to substitute an updated version of Exhibit "A-1". In the interim periods between such periodic amendments the Parties' informal revisions of Exhibit "A-1" shall be given effect as if Exhibit "A-1" had been amended accordingly as of the effective date of such informal revisions.

     2.6 RIGHT TO PROCESS. Producer hereby reserves the right to process all or any portion of the Committed Gas deliverable to Dynegy under this Agreement for the removal of all or any constituents other than methane. Such processing rights may be exercised either before or, if the Transporter allows, after delivery of the Committed Gas to Dynegy. When Producer is exercising its right to process the Committed Gas (and such right may be exercised at any time and from time to time during the term of this Agreement), title to the liquefiable hydrocarbons and other constituents removed or consumed during processing shall not pass to Dynegy, but shall remain at all times in Producer. Dynegy and Producer agree that they will cooperate in good faith to facilitate the exercise of Producer's processing right, including, without limitation, taking the actions described in the remainder of this Section 2.6.

          2.6.1 ACCOUNTING AND BILLING PROCEDURES. When and if Producer elects to exercise its processing rights, Dynegy and Producer will establish reasonable accounting and billing procedures so that (i) Dynegy will pay only for the quantities of residue Committed Gas remaining after processing and (ii) all charges of the Transporter will be equitably allocated between Dynegy and Producer, with Producer paying all costs attributable to the exercise of its processing rights and Dynegy paying all costs attributable to the Committed Gas purchased by it.

          2.6.2 OFFSHORE CONDENSATE. It is understood that Producer's gas wells may produce liquid hydrocarbons (condensate) along with the gas well Committed Gas to be delivered under this Agreement. To the extent that any Delivery Point provided for in this Agreement is located on an offshore platform, and if Transporter allows, Dynegy agrees that Producer may inject condensate into the gas stream delivered hereunder for transportation and redelivery to Producer at a separation facility located onshore. Producer agrees to bear, or reimburse Dynegy for, all charges of the Transporter attributable to the injection, transportation, and redelivery of Producer's condensate.

          2.6.3 PTR. Unless Producer's gas processor or the applicable gas processing plant is required to supply plant thermal reduction (PTR) replacement gas when Producer's Committed Gas is being processed, Dynegy shall make arrangements to obtain and deliver to the applicable processing plant the PTR volumes associated with the processing of Producer's Committed Gas, including arranging for any necessary PTR transportation agreements and placing any necessary PTR nominations in accordance with this Section 2.6.3. If the plant requires PTR to be provided from the producer's gas stream, Dynegy shall make the appropriate PTR nominations on Producer's behalf and deduct the PTR from the quantities purchased under this Agreement; provided, however, if any such in-kind PTR is transported on a Dynegy transportation agreement, Dynegy shall be reimbursed by Producer for any transportation charges associated with such in-kind PTR. If the plant permits the producer to supply replacement PTR, Dynegy shall provide the necessary
PTR quantities and charge Producer therefor in accordance with subsections
2.6.3.1 and 2.6.3.2 below.

               2.6.3.1. PTR QUANTITY. Dynegy, in cooperation with and as directed by Producer or Producer's gas processor, shall deliver to the applicable processing plant the PTR attributable to processing Producer's Committed Gas.

               2.6.3.2. PTR PRICE. "PTR Price" shall mean the published price quotes for the pipeline on which Producer's Committed Gas flows, as published in "INSIDE F.E.R.C.'s Gas Market Report", a McGraw-Hill Co. publication, "Prices of Spot Gas Delivered to the Pipelines, First of the Month, Index", for the month in which Producer's Committed Gas Production is processed, plus two cents per MMBtu ($0.02/MMBtu) supplied, plus the actual cost of transporting PTR, plus any applicable taxes (including but not limited to fuel usage taxes) and any other costs incurred by Dynegy on the transportation and delivery of PTR. Any Imbalances associated with PTR shall be the financial responsibility of Producer and shall be resolved in accordance with Transporter's applicable tariff provisions. In the event that (i) "INSIDE F.E.R.C.'s Gas Market Report" or its successor publication ceases to be published, or (ii) Producer and Dynegy agree that another index more accurately reflects existing marketing conditions with respect to PTR, then Producer and Dynegy shall mutually determine an alternate method for determining PTR Price.

               2.6.4 DOCUMENTATION OF CHARGES. Dynegy shall furnish Producer with documentation establishing the actual charges incurred by Dynegy and borne by Producer under Sections 2.6.1, 2.6.2 and 2.6.3. Such documentation shall reflect the method of allocation of such charges between Dynegy and Producer. Upon agreement of the Parties, amounts paid by Dynegy and borne by Producer under Sections 2.6.1, 2.6.2 and 2.6.3 may be netted against amounts Dynegy is obligated to pay Producer for Committed Gas delivered under this Agreement.

III. TRANSPORTATION AND PENALTIES

     3.1 UPSTREAM GATHERING AND TRANSPORTATION AGREEMENTS. Exhibit "A" to this Agreement describes the upstream gathering and transportation service agreements associated with the delivery of Committed Gas from each Source of Supply to the applicable Delivery Points. The Parties shall revise Exhibit "A" during the term of this Agreement to reflect the addition or deletion of gathering and transportation service agreements. Producer shall be responsible for arranging, nominating and paying for, all upstream transportation and gathering services (and associated charges) necessary for Producer to deliver Committed Gas to the Delivery Point(s) including but not limited to lost and unaccounted for gas, and whether or not such service or associated charge is provided for on Exhibit "A", with the following exception. Upon written request from Producer, Dynegy will manage, as Producer's agent, any upstream gathering or transportation service agreement utilized to deliver Producer's Committed Gas to the Delivery Point(s). The Parties agree to execute any agreements they deem necessary to implement the shifting of such responsibility to Dynegy. Management and operation of such service agreements will include, without limitation, nominations, confirmations, resolution of imbalances for either Producer's or Dynegy's account (through cash-outs or otherwise, and consistent with the imbalance settlement provisions of Section 3.3 below), and the payment of invoices. Amounts paid by Dynegy to an upstream gatherer or transporter (other than amounts related to cash-outs or imbalance settlement) will be netted against amounts Dynegy is obligated to pay Producer for Committed Gas delivered under this Agreement. Notwithstanding the foregoing, upon agreement of the Parties, in respect to any payments to an upstream gatherer or transporter, Producer shall reimburse Dynegy for one hundred percent (100%) of all payments made by Dynegy to such upstream gatherer or transporter prior to the date Dynegy is required to make such payments to the gatherer or transporter provided that Dynegy furnishes Producer a copy of the invoice no later than ten days prior to the payment due date. If Dynegy furnishes a copy of the invoice later than the tenth day before the payment due date, Producer shall exercise reasonable efforts to reimburse Dynegy prior to the payment due date, but shall in any event reimburse Dynegy no later than the close of business on the tenth day following Producer's receipt of the invoice. In the event Producer requests Dynegy's assistance in obtaining a new upstream gathering or transportation rate during the term of this Agreement, such assistance will be furnished pursuant to an agreement addressing, among other items, the allocation between Producer and Dynegy of any cost saving associated with new rates. In addition, in those cases (and only those cases) where (a) TEPI agreed, prior to the Effective Date, to place nominations for TEPI working interest partners to facilitate the transportation of such partners' gas, or (b) the applicable pipeline requires that all nominations be placed by the lease operator or its designee, Dynegy shall place nominations for Producers and their partners, notwithstanding the fact that Dynegy may not be purchasing the partner gas under this (or any other) Agreement. The Parties have made an effort to identify in Exhibit "A" the instances where such obligations are known to exist, and TEPI shall notify Dynegy promptly upon discovery of any additional instances where such pre-existing partner obligations or pipeline requirements exist. Unless otherwise agreed, Dynegy shall not be required to confirm nominations, or to provide allocations or imbalance management services, for third parties unless such third parties' gas is controlled by Producer and sold to Dynegy under this Agreement.

     3.2 TRANSPORTER'S TARIFF. Except as provided in Section 3.3 with respect to Imbalances, the rules, guidelines, and policies of the pipeline immediately downstream of the Delivery Point ("Transporter") shall define and set forth the manner in which the Committed Gas purchased and sold under this Agreement is measured and transported.

     3.3 IMBALANCES. Except as specifically provided in Sections 2.6.3 with respect to PTR and 3.4 with respect to OFOs and scheduling penalties, the terms and conditions of Transporter's FERC Gas Tariff (or equivalent state-approved tariff) addressing under-deliveries or over-deliveries of gas into the pipeline ("Imbalances") shall not be used for purposes of resolving Imbalances under this Agreement. Instead, the Parties agree to address and resolve any Imbalances as set forth in this Section 3.3. For purposes of this Agreement, an under-delivery is defined as an instance where the monthly quantity of Committed Gas allocated to Dynegy on a Dynegy agreement or to Producer's account on a Producer agreement managed by Dynegy at a given Balancing Point is less than the monthly quantity of Committed Gas designated for delivery at that Balancing Point in Producer's

Availability Report as changed throughout the month by revisions of the Availability Report in accordance with Section 2.2.1 above. An over-delivery is defined as an instance where the monthly quantity of Committed Gas allocated to Dynegy on a Dynegy agreement or to Producer on a Producer agreement managed by Dynegy at a given Balancing Point is greater than the monthly quantity of Committed Gas designated for delivery at that Balancing Point in Producer's Availability Report as changed throughout the month by timely revisions of the Availability Report in accordance with Section 2.2.1 above. Consistent with the foregoing definitions, the Parties recognize and agree that no Imbalance (either an over-delivery or an under-delivery) will be deemed to exist in those cases where Dynegy or Producer is allocated the availed quantity at the Balancing Point. If, however, Dynegy is allocated a monthly volume at the Delivery Point that is different from the quantity availed by Producer at the associated Balancing Point (other than differences caused by a failure of Dynegy's downstream markets to properly nominate or take receipt volumes at the Delivery Point and any differences accounted for by fuel deducted in kind, intentional over or under nominations to clear imbalances, or other adjustments taken into consideration in the usual pricing and accounting processes), then Dynegy shall be kept whole for such variance and the Parties shall take appropriate steps to eliminate or address such variances in the future. In the event the applicable Transporter requires balancing on a basis other than monthly, the Parties shall endeavor in good faith to agree on an alternate settlement process that will retain, to the maximum extent possible, the mutual benefits of this Section 3.3.

          3.3.1 PAYMENT BASED ON AVAILABILITY REPORTS. Dynegy shall initially calculate the payment due to Producer each month based on the quantities of gas estimated for delivery during such month in Producer's Availability Reports, as such reports were adjusted from time to time in accordance with Section 2.2.1. The total payment due for the month shall then be adjusted to reflect the actual quantities delivered at each Balancing Point through the "purchase" or "sale" of any Imbalances as provided in Sections 3.3.2, 3.3.3, 3.3.4, and 3.3.5.

          3.3.2 UNDER-DELIVERIES ON CASHOUT PIPELINES. In the event that Producer is in a net under-delivery status as of the end of any month at a given Balancing Point feeding into a pipeline that cashes out imbalances on a monthly basis, Producer shall pay Dynegy an amount equal to the quantity of the under-delivery, expressed in MMBtu, multiplied by 105% of the Gas Daily Month Average Price applicable to the Source of Supply associated with that Balancing Point, as set forth in Exhibit "A" hereto, plus or minus any adjustments applicable to that Source of Supply, including, without limitation, deduction of gathering and transportation charges (collectively "Index Price Adjustments"), excluding the Premium, all as set forth on Exhibit "A" hereto.

          3.3.3 OVER-DELIVERIES ON CASHOUT PIPELINES. In the event Producer is in a net over-delivery status in any month at a given Balancing Point feeding into a pipeline that cashes out imbalances on a monthly basis, then Dynegy shall pay Producer an amount equal to the quantity of the over-delivery, expressed in MMBtu, multiplied by 95% of the Gas Daily Month Average Price applicable to the Source of Supply associated with that Balancing Point, as set forth in Exhibit "A" hereto, plus or minus any adjustments applicable to that Source of Supply, including, without limitation, deduction of gathering and transportation charges (collectively "Index Price Adjustments"), excluding the Premium, all as set forth on Exhibit "A" hereto.

          3.3.4 UNDER-DELIVERIES ON NON-CASHOUT PIPELINES. In the event that Producer is in a net under-delivery status as of the end of any month ("Production Month") at a given Balancing Point feeding into a pipeline that uses a rolling imbalance mechanism rather than a cash out procedure, Producer shall pay Dynegy an amount equal to the quantity of the under-delivery, expressed in MMBtu, multiplied by the Imbalance Settlement Price as hereafter defined. The "Imbalance Settlement Price" shall be calculated as follows:

     (a) The month in which the Imbalance Accrued is Month 1.
     (b) Determine the arithmetic average of the NYMEX "settle" prices for Months 3, 4, and 5 as quoted on the 15th day of Month 2 (or the next earlier day for which quotes are available if no quotes are available on the 15th).
     (c) Subtract from the average price determined in (b), above, the amount by which the Henry Hub Inside FERC price for Month 2 exceeds the FOM price for Month 2 specified on the applicable Exhibit "A" sheet for the Source of Supply in question.
     (d) The amount so determined will be the Imbalance Settlement Price for Month 1.

          3.3.5 OVER-DELIVERIES ON NON-CASHOUT PIPELINES. In the event Producer is in a net over-delivery status in any month at a given Balancing Point feeding into a pipeline that uses a rolling imbalance mechanism rather than a cash out procedure , then Dynegy shall pay Producer an amount equal to the quantity of the over-delivery, expressed in MMBtu, multiplied by the Imbalance Settlement Price as defined in Section 3.3.4 above.

          3.3.6 IMBALANCES AT PROCESSING PLANTS. Imbalances with gas processing plants where gas is delivered to Dynegy under this Agreement shall remain with Producer and shall not be transferred to Dynegy pursuant to the other provisions of this Section 3.3, but any imbalance accruing on the pipeline receiving the gas downstream of the plant shall be resolved between Producer and Dynegy as provided above.

          3.3.7 SETTLEMENT WITH TRANSPORTER. Except as provided in the following sentence, the provisions of Sections 3.3.2, 3.3.3, 3.3.4, and 3.3.5, as applicable, shall constitute full settlement between Producer and Dynegy of any Imbalances occurring under this Agreement, and it shall be Dynegy's sole responsibility to make any settlement with the Transporter that may be required as a result of such Imbalances. If any retroactive reallocation of Producer's volumes is issued by a Transporter after the normal accounting cycle and such reallocation increases or decreases the volumes allocated to Dynegy for Producer's account, Producer and Dynegy shall resolve such Imbalance between them based on the Transporter's cash-out settlement, or on a mutually agreeable basis if the Transporter does not utilize cash-out. Such reallocations shall not be subject to the two-year limit of Section 7.4.

          3.3.8 LIMITS ON NETTING OF IMBALANCES. In settling Imbalances as provided in this Section 3.3, the Parties agree that there shall be no netting of Imbalances between (a) Sources of Supply (except where two or more Sources of Supply have been combined by mutual agreement), or (b) the individual Producers that are sellers under this Agreement.

          3.3.9 RENEGOTIATION OF IMBALANCE PROVISIONS. The intent of Section
3.3 is to implement a fair, reasonable, and administratively efficient imbalance settlement process between the Parties. However, if Dynegy notifies Producers that it is incurring an economic burden by managing Cashout Pipeline Imbalances and/or Non-Cashout Pipeline Imbalances as provided in this Section 3.3, whether as a result of material changes in pipeline tariffs, a significant deterioration in the accuracy of Producer's Availability Reports, or any other cause, the Parties shall endeavor to resolve such economic burden under the following process:

     A. Dynegy shall provide Producers a summary of where the economic burden has been incurred. The summary may identify economic burden on all Cashout Pipelines only, all non-Cashout Pipelines only, or both.

     (i) CASHOUT PIPELINES. If Dynegy notifies Producers that the economic burden has occurred on the Cashout Pipelines, the summary will provide an analysis by Dynegy of imbalances that have occurred and how those imbalances have been settled under the Cashout Pipeline settlement process in Section 3.3 of this Agreement, compared to how those imbalances would have been settled under the Cashout Pipeline provisions of Sections 3,
     3.3.1 and 3.3.2 of the January 1, 1998 Gas Purchase and Sale Agreement between Dynegy and CUSA (the "Superseded GPSA").

     (ii) NON-CASHOUT PIPELINES. If Dynegy notifies Producers that the economic burden has occurred on the non-Cashout Pipelines, the summary will provide an analysis by Dynegy of how the volumetric imbalances on such pipelines are actually being cleared by Dynegy compared to the "Imbalance Settlement Price" paid by Dynegy under Sections 3.3.4 and 3.3.5 of this Agreement for such imbalances.

     B. If the summary provided reflects that there is an economic difference between the settlement process under (i) and/or (ii) above that results in a detriment to Dynegy, the Parties shall consider whether an alternative imbalance resolution process can be implemented. The Parties will endeavor in good faith to identify a solution that will retain, to the maximum extent practicable, the mutual benefits of Section 3.3, while modifying the current procedure only to the extent necessary to alleviate the economic burden to Dynegy. Such changes may therefore be limited to a particular pipeline or group of pipelines or to specific Balancing Points if the economic burden can be addressed by such a limited change. If the Parties mutually agree on an alternate imbalance resolution process for (i) and/or (ii), then such process will be implemented effective the first day of the month following such agreement.

     C. If the Parties fail to reach an agreement within 30 days after Dynegy has provided such summary, then Dynegy shall have the right to elect that the imbalance resolution process under this Agreement be replaced with (i) for Cashout Pipelines, Sections 3, 3.3.1 and 3.3.2 of the Superseded GPSA; provided, however that the Balancing Points specified in Exhibit "A" to this Agreement shall serve as the balancing resolution point and be the point where imbalances are tracked and resolved between Dynegy and the Producers rather than the Delivery Point used in such sections of the Superseded GPSA; and (ii) for non-Cashout Pipelines, Section 3.3.3 of the Superseded GPSA, in which case Dynegy and Producers shall agree upon a final reconciliation of any Imbalance where the transportation agreement on such pipeline(s) is between Producers and Transporter. Any election by Dynegy under (i) or (ii) of this paragraph C shall become effective the first day of the month following Dynegy's election to revert back to such provision(s) in the Superseded GPSA.

          3.3.10 IMBALANCE RECONCILIATION. Upon termination of this Agreement in accordance with the provisions of Article X, Dynegy and Producers shall agree upon a final reconciliation of any imbalances that remain on any non-Cashout Pipelines where the transportation agreement on such pipeline(s) is between Producer and Transporter. Such final reconciliation shall not be subject to the two-year limit of section 7.4.

     3.4 OPERATIONAL FLOW ORDERS AND SCHEDULING PENALTIES. Producer and Dynegy recognize that Transporter may be authorized to issue Operational Flow Orders ("OFOs"), or the equivalent, under the General Terms and Conditions of Transporter's FERC Gas Tariff, or any successor provision. Producer and Dynegy also recognize that Transporter may issue an OFO that obligates Producer or Dynegy to take action that may be contrary to the terms of this Agreement, including, without limitation, the delivery and taking of gas in quantities contrary to those set forth in Availability Reports and prior nominations. Producer and Dynegy agree to use their best efforts to prevent the issuance of such an OFO. In the event an OFO is issued, Producer and Dynegy agree that compliance with any duly authorized OFO will not constitute a violation of this Agreement, provided that: (i) the Party receiving an OFO notifies the other Party as soon as possible, and (ii) the Parties use their best efforts to minimize the operational and economic consequences of compliance with the OFO by all means at their disposal. In the event an OFO can be construed as calling for the curtailment of Producer production, the Parties will cooperate to take steps alternative to a shut-in to the extent such alternative steps may be taken without causing a different Dynegy firm supplier to bear a disproportionate share of adverse consequences flowing from the OFO. Nothing in this Section 3.4 shall be construed to require Producer to bear adverse economic consequences under an OFO issued as a result of over-deliveries by a third party supplier of gas to Dynegy or deficient takes by a Dynegy market, and not as a result of any act or omission by Producer. In addition, Producer and Dynegy recognize that the Transporter may also assess scheduling penalties on a daily or other basis based on Producer's delivery of quantities of gas into the pipeline at rates deviating from the nominated rates by more than the permissible tolerance. Notwithstanding anything in Section 3.3 to the contrary, Producer shall be responsible for (a) any penalties resulting from Producer's or Producer's operator's failure to comply with a pipeline OFO applicable to a Supply Point under this Agreement, and (b) any scheduling penalties assessed by the Transporter as a result of Producer's or Producer's operator's deviation from the rate of delivery indicated in the applicable Availability Report delivered by Producer to Dynegy.

     3.5 OPERATIONAL BALANCING AGREEMENTS. The Parties may agree to maintain operational balancing agreements or the equivalent ("OBAs") at points where such agreements are available and where having such agreements in place can facilitate the avoidance and/or resolution of imbalances. As to Balancing Points covered by an OBA, Dynegy shall be commercially responsible for keeping the OBA in balance and Producer's Imbalances with Dynegy will be resolved as provided in
Section 3.3.

                       "Confidential Treatment Requested"

     3.6 RETROGRADE CONDENSATE NOMINATIONS. Upon request from Producer, Dynegy shall place retrograde condensate related gas nominations with the Transporters on Producer's behalf from Producer's equity gas supply. For Supply Points requiring such nominations, Producer will submit to Dynegy a "Retrograde Payback Avail" in Producer's applicable Availability Report. Gas nominated as Retrograde Payback shall be deducted from the quantity of gas purchased by Dynegy under this Agreement. Dynegy and Producer will cooperate to develop work processes that follow the requirements of the Transporters with regard to Retrograde Payback Nominations. If unique, separate transportation agreements for Retrograde Payback Nominations are required by the Transporter, Producer shall enter into such transportation agreements, and Dynegy upon Producer's request will administer all aspects of such agreements. Any costs charged by the Transporter related to this service, including imbalances, which shall be resolved in accordance with the Transporter's applicable tariff provisions, shall be borne by Producer.

IV.  COMMODITY PRICE

     4.1 FIRST OF THE MONTH COMMODITY PRICE BASELOAD GAS. The commodity price paid by Dynegy to Producer for each MMBtu of Baseload Gas delivered to Dynegy (including any Baseload Shortfall, as described in Section 2.4.6) shall be
* based on [REDACTED] and will vary by Source of Supply and Delivery Point. The "FOM Commodity Price" of Baseload Gas produced from a given Source of Supply
* shall be [REDACTED] plus or minus adjustments applicable to that Source of Supply, including, without limitation, deduction of gathering and
* transportation charges (collectively "Index Price Adjustments"), [REDACTED]. Prior to delivery of Baseload Gas under this Agreement, Producer and Dynegy
* shall agree on (i) the [REDACTED] of the FOM Commodity Price of the Baseload Gas delivered to the applicable Delivery Point; (ii) the Index Price
* Adjustments, if any, [REDACTED] necessary to arrive at the FOM Commodity
* Price; and (iii) [REDACTED]. The substitution of a new [REDACTED] also requires the agreement of Producer and Dynegy. Although the Parties will
* strive to reduce agreements substituting a new [REDACTED] to writing, the Parties recognize that market conditions may require prompt action.
* Consequently, oral agreements substituting a new [REDACTED] will be effective until reduced to writing. The Parties agree to exercise best efforts to reduce such oral agreements to writing within thirty days of reaching
* agreement. The FOM Commodity Price shall be calculated [REDACTED] during the
* term of this Agreement and shall remain in effect during the entire [REDACTED]
*  unless the Parties agree to change the FOM Commodity Price [REDACTED].

     4.2 COMMODITY PRICE SWING GAS. The commodity price paid by Dynegy to Producer for each MMBtu of Swing Gas delivered to Dynegy (the "Swing Gas
* Commodity Price") shall be based on the [REDACTED] shall be the [REDACTED]

                       "Confidential Treatment Requested"


  Swing Gas is delivered to Dynegy under this Agreement in the table titled
* [REDACTED] and the Delivery Point where Producer delivers the Swing Gas. The
* Swing Gas Commodity Price shall be [REDACTED] applicable to the Source of Supply in question, plus or minus adjustments applicable to that Source of Supply, including, without limitation, deduction of gathering and
* transportation charges (collectively "Index Price Adjustments") [REDACTED].
* [REDACTED] to this Agreement. Dynegy and Producer agree to follow the
* recommendations of [REDACTED].

* 4.2.1 [REDACTED]. If anytime on Monday through Thursday (but not on a holiday or a day which is the last Business Day before a holiday) Producer submits a revised Availability Report after the 9:00 a.m. Central Time deadline, and that Availability Report increases the quantity of gas to be delivered by Producer from a Source of Supply for the current Business Day and/or the following Business Day above the level stated in Producer's most recent timely Availability Report, then the Commodity Price applicable to such
* additional gas shall be calculated as if [REDACTED]. Such [REDACTED]. Availability Reports submitted by Producer after 9:00 a.m. Central Time on a Friday, Saturday or Sunday, or on the last Business Day prior to a holiday, that increase avails from a Source of Supply for any day or days during the Weekend Sales Period (Saturday, Sunday and Monday) or Holiday Sales Period (the holiday(s) and the first Business Day thereafter) also shall bear
* [REDACTED] as of the first day as to which the revised Availability Report is considered timely.

     4.3 DESCRIPTION OF SOURCES OF SUPPLY. The Sources of Supply, Delivery
* Points, [REDACTED], and Index Price Adjustments effective as of the Effective Date are set forth in Exhibit "A" to this Agreement. New Sources of Supply or
* Delivery Point(s), and the associated [REDACTED], and Index Price Adjustments that Producer and Dynegy have agreed upon shall be set forth in a notice prepared by Dynegy and furnished to Producer. The Parties may from time to time, but are not required to, amend Exhibit "A" to reflect the information contained in such notice, and the failure to so amend Exhibit "A" shall not affect Producer's obligation to deliver, and Dynegy's obligation to purchase, Committed Gas.

     4.4 SPLIT CONNECT COMMITTED GAS. With respect to Committed Gas produced from a Source of Supply capable of being delivered into more than one pipeline system at the applicable

                       "Confidential Treatment Requested"


  Delivery Point with different Published Index Prices associated with such multiple pipeline options ("split connect Committed Gas"), Producer shall
* select [REDACTED] to be applicable to such split connect Committed Gas from
* [REDACTED], as noted on the Exhibit "A" sheet applicable to
* such Source of Supply. [REDACTED] selected by Producer, adjusted by the
* applicable Index Price Adjustments and [REDACTED] will be referred to as the "Selected FOM Commodity Price" for purposes of this Section 4.4. Except as provided below in this Section 4.4, and absent agreement of the Parties to the
* contrary, Producer's selection of [REDACTED] applicable to a given source of
* split connect Committed Gas may be made or changed as of [REDACTED] and will remain in effect until the next scheduled opportunity for Producer to select a
* different [REDACTED]. Producer will make its selection for a succeeding period in writing no later than 30 days prior to the first day of the new period and each such selection shall remain in effect until replaced by a new written
* selection after a similar notice period. If Dynegy believes that [REDACTED] selected by Producer does not accurately reflect the fair market value of the split-connect Committed Gas from the Source of Supply in question, Dynegy may provide Producer with evidence thereof within five days following Dynegy's receipt of Producer's selection, and Dynegy and Producer shall endeavor in good faith to agree, no later than 15 days prior to the first day of the new
* period, upon the appropriate [REDACTED] for that Source of Supply. If the Parties are unable to agree, then Producer's selection from the prior period shall remain in effect and either Party may require the matter to be resolved in accordance with the dispute resolution procedures of Section 11.8 hereof. Upon resolution of the dispute, the selection determined in accordance with
  Section 11.8 shall be implemented retroactively to the beginning of the new period.

          4.4.1 SPLIT CONNECT BASELOAD GAS PRICE. The price paid by Dynegy to Producer for each MMBtu of split connect Baseload Gas delivered by Producer to Dynegy during a given month will be the Selected FOM Commodity Price.

          4.4.2 SPLIT CONNECT SWING GAS PRICE. The Swing Gas Commodity Price paid by Dynegy to Producer for each MMBtu of split connect Swing Gas delivered by Producer to Dynegy on each day during a given month will be calculated using the [REDACTED] that most closely replicates the [REDACTED] selected for that Source of Supply in accordance with Section 4.4.

*         4.4.3 [REDACTED] PRICING FOR CERTAIN [REDACTED] GAS. Committed Gas
* from the [REDACTED] Sources of Supply listed on Exhibit "D" hereto will be
* priced [REDACTED] through negotiations between Producer and Dynegy to reflect
* [REDACTED] options available for marketing such Committed Gas. The intent of
* these [REDACTED] negotiations is to [REDACTED] obtainable for the Sources of Supply described on Exhibit "D", recognizing the nature of the intrastate market and the transportation services provided by third parties. The
* [REDACTED] negotiation will include [REDACTED] evaluation of available
* [REDACTED] markets and pricing via various transporters, [REDACTED], and interstate options or other options that may become available. If the Parties are unable to agree

                       "Confidential Treatment Requested"

* on a more favorable pricing basis, the gas will be priced at [REDACTED]
* as defined in the applicable Exhibit "A" sheet, plus [REDACTED],
* less [REDACTED], except that the price for gas that is ultimately delivered by Dynegy as agent for TEPI or TNGI under existing term agreements tied to
* [REDACTED] shall be the [REDACTED], plus [REDACTED], less [REDACTED]. Split Connect Committed Gas produced from Sources of Supply described on Exhibit "D" shall be priced in accordance with this Section 4.4.3, without regard to the other provisions of this Section 4.4.

         4.4.4 ADJUSTMENTS DUE TO MID-MONTH FORCE MAJEURE OCCURRENCES. If split connect Committed Gas previously scheduled on one pipeline system must be moved to another system due to a force majeure occurrence declared by the first pipeline, the price applicable to such gas during the continuance of the force majeure shall not change unless application of the existing pricing mechanism would create an economic burden on Dynegy. In the event of such an economic burden, Dynegy shall provide Producer notice of the force majeure occurrence as soon as reasonably possible and the Parties will negotiate a price reflective of the fair market value of the split connect Committed Gas at the applicable Delivery Point, giving due consideration to the effect of the force majeure.

     4.5 DOWNSTREAM RELEASED FIRM TRANSPORTATION. In the event (i) Dynegy is the replacement shipper under a firm transportation service agreement released by Producer to Dynegy and covering transportation upstream of the point at which the applicable Published Index Price is determined; (ii) such firm transportation service agreement expires or is subject to termination by Dynegy or Producer during the term of this Agreement; and (iii) an alternate Published Index Price is available at a point upstream of the point at which the then current Published Index Price is determined, the following procedure shall apply. Dynegy shall enter into negotiations with the Transporter for the purpose of obtaining the rate applicable to the rollover, extension or renewal, as the case may be, of the firm transportation service agreement. Producer shall have the option to approve the new rate, in which case the firm transportation service agreement will be extended or renewed and the Published Index Price shall remain the same and the Adjustment attributable to the firm transportation service agreement will equal the new rate, or not approve the new rate, in which case the point at which the Published Index Price is determined shall move upstream to the appropriate point. In the latter case, Dynegy shall be entitled to enter into the new firm transportation service agreement at a rate equal to or higher than the rate Producer elected not to approve. In the event Producer elects not to approve the new rate, the foregoing procedure shall not apply to subsequent instances where a firm transportation service agreement expires or is subject to termination.

         4.6 DYNEGY'S FAILURE TO PURCHASE COMMITTED GAS. If Dynegy fails in any month to purchase at least ninety five percent (95%) of the quantity of Committed Gas designated for delivery on Producer's Availability Report (as adjusted during the month) from each Source of Supply ("Availed Quantity"), and to the extent that such failure is not the result of force majeure, an OFO, or Producer's failure to make Committed Gas available, Dynegy shall pay to Producer, as liquidated damages, an amount calculated as follows:

               (a) If Dynegy has purchased at least ninety percent (90%), but less than ninety five percent (95%) of the Availed Quantity for the Source of Supply, the liquidated damages shall be equal to ten percent (10%) of the FOM Commodity Price applicable to that Source of Supply, multiplied by the difference between ninety five percent (95%) of the Availed Quantity and the lesser quantity of Committed Gas actually purchased by Dynegy in such month from the Source of Supply. For purposes of this Section 4.6, in instances where Committed Gas from different Sources of Supply are delivered into a single pool, the calculation of the percentage of Committed Gas purchased by Dynegy shall be based on Dynegy's purchases from the entire pool and the Availed Quantity applicable to the entire pool.

               (b) If Dynegy has purchased less than ninety percent (90%) of the Availed Quantity for the Source of Supply, the liquidated Damages shall be equal to the sum of (i) ten percent (10%) of the FOM Commodity Price applicable to that Source of Supply, multiplied by five percent (5%) of the Availed Quantity; and (ii) twenty percent (20%) of the FOM Commodity Price applicable to that Source of Supply, multiplied by the difference between ninety percent (90%) of the Availed Quantity and the lesser quantity of Committed Gas actually purchased by Dynegy.

V.   TITLE AND RESPONSIBILITY

     5.1 PRODUCER RESPONSIBILITY. Title to Committed Gas delivered by Producer to Dynegy shall pass to Dynegy at the Delivery Points. The price for Committed Gas delivered under this Agreement is inclusive of all production, severance, ad valorem, or similar taxes levied on the production or transportation of the Committed Gas prior to its delivery to or for the account of Dynegy at the Delivery Point(s). All charges, royalties, lease burdens, expenses, fees, taxes, damages, injuries, and other costs incurred in or attributable to production and transfer, transportation (except as otherwise agreed by the Parties), and handling of Committed Gas delivered in accordance with this Agreement prior to delivery to Dynegy at the Delivery Point(s) shall be the exclusive responsibility of Producer, as between the Parties. Producer shall indemnify, defend, and hold harmless Dynegy from all such charges, royalties, expenses, fees, taxes, damages, injuries, and other costs. In the event Dynegy is required by law to collect any such taxes, and Producer claims an exemption from the taxes, Producer shall, upon Dynegy's request, furnish Dynegy with a copy of Producer's exemption certificate.

     5.2 DYNEGY RESPONSIBILITY. All charges, expenses, fees, taxes, damages, injuries, and other costs incurred in or attributable to the purchase and transfer, transportation, and handling of the Committed Gas delivered in accordance with this Agreement from and after delivery of Committed Gas at the Delivery Point(s) shall be the exclusive responsibility of Dynegy, as between the Parties. Dynegy shall indemnify, defend, and hold harmless Producer from all such charges, expenses, fees, taxes, damages, injuries, and other costs. In the event Producer is required by law to collect any such taxes, and Dynegy claims an exemption from the taxes, Dynegy shall, upon Producer's request, furnish Producer with a copy of Dynegy's exemption certificate.

VI.  QUALITY, MEASUREMENT AND TESTS

     6.1 QUALITY SPECIFICATIONS. Dynegy agrees to purchase Committed Gas delivered by Producer to the Delivery Point(s) meeting the quality and pressure specifications set forth in the filed tariff of the pipeline immediately downstream of the Delivery Points ("Transporter"). If Committed Gas delivered by Producer to the Delivery Point(s) is rejected by Transporter for failure to meet its quality specifications, Dynegy shall be relieved of the obligation to purchase such Committed Gas. To the extent that Transporter accepts Committed Gas tendered by Producer for Dynegy's account at the Delivery Point(s), Producer shall be deemed to have complied with the quality specifications of this Agreement.

     6.2 VOLUME AND HEATING VALUE. Dynegy and Producer agree that the volume and heating value of Committed Gas sold and delivered under this Agreement will be measured at or near the Delivery Point(s) by Transporter, using equipment owned or controlled by, and measuring procedures employed by, Transporter. The measurements made by Transporter shall be accepted by Dynegy and Producer (subject to adjustment if prior measurements are determined to be inaccurate or incomplete), provided, however, the measuring equipment and procedures used must conform to Transporter's filed tariffs and to generally recognized industry standards.

     6.3 TEST DATA AND CHARTS. Producer and Dynegy shall preserve all original test data, charts and other similar records in a Party's possession for a period of at least three years.

VII. ACCOUNTING, BILLING AND PAYMENT

     7.1 STATEMENTS. On or before the twentieth day of the month following the month of delivery, Dynegy will furnish Producer the following information concerning the month of delivery: the total quantity of gas, both Baseload and Swing, that was to have been delivered at each Balancing Point based on Producer's Availability Report, as adjusted from time to time in accordance with Section 2.2.1, the quantity of Baseload Gas and Swing Gas actually delivered under this Agreement at each Balancing Point; the FOM Commodity Prices; the Swing Gas Commodity Prices; any Imbalance sales or purchases payable under Section 3.3, any pipeline OFO penalties or scheduling penalties payable under Section 3.4, and any late avails fees or other amounts payable under this Agreement; and the total amounts payable by Dynegy and Producer. If the actual total volumes of Committed Gas delivered under this Agreement are not available by the date of the statement, estimated volumes or prices shall be used and adjustments shall be made on the following month's billing, or as soon as available. Producer shall provide Dynegy copies of pipeline allocation statements Producer receives from applicable pipelines as soon as such statements become available. The statement furnished by Dynegy to Producer shall be exchanged via EDI to the extent possible. If the accuracy of any statement or the sufficiency of any payment is questioned by Producer, Producer shall provide written notice of its question. If it is subsequently determined that Dynegy underpaid Producer, Dynegy shall pay interest on such amounts from the date of Producer's notice computed at a rate equal to the Base Rate in effect from time to time published by Bank One, Chicago, plus two percent. Should Dynegy fail to provide the statement required by this Section, Producer shall have the right to prepare its own statement based upon availed quantities of Committed Gas and actual Commodity Prices, or estimated Commodity Prices if actual Commodity Prices are not available to Producer, and provide such statement to Dynegy. Any statement prepared by Producer in accordance with the foregoing sentence shall form the basis of Dynegy's payment to Producer of amounts due for Committed Gas delivered during the previous month. If any error is subsequently discovered in such a statement, or if the statement was based on estimated quantities or prices, appropriate adjustments shall be made on the following month's statement, or as soon as accurate information is available. The information and accounting described in this Article VII shall be provided separately to CUSA, with respect to CUSA's Committed Gas, and to TEPI, as to TEPI's and TNGI's Committed Gas. Allocation of proceeds between TEPI and TNGI shall be the responsibility of TEPI. Each Producer shall provide Dynegy such information regarding such Producer's ownership and production as Dynegy may require to properly account to Producers under this Agreement.

     7.2 PAYMENT. No later than the last Business Day of each calendar month, Dynegy shall pay Producer, by wire transfer of funds into an account designated by Producer, all amounts due under this Agreement for Committed Gas delivered during the previous month.

     7.3 FAILURE TO PAY. In the event Dynegy fails to make timely payment of amounts reflected on Dynegy's statement (or on Producer's statement if Dynegy fails to submit a timely statement), Dynegy shall pay Producer interest on all amounts past due, computed from the date the payment was due, at the rate set forth in Section 7.1 above. In addition, if Dynegy fails to pay any amount due Producer under this Agreement within five Business Days after the due date, except for any amount which is disputed by Dynegy in good faith, Producer shall have the right upon written notice to Dynegy to (i) suspend any further deliveries of Committed Gas until all undisputed amounts due have been paid with interest at the rate specified in Section 7.1, and (ii) provide notice to Dynegy that this Agreement shall terminate if the payment default has not been cured within five days after the date such written notice is given. During the period of any such suspension of deliveries, and until any payment default is cured as provided above, Producer shall have the right, but not the obligation, to sell all or any portion of the Committed Gas to third parties, and in such event Dynegy shall pay to Producer as liquidated damages an amount equal to the difference between a lower price received by Producer in the sale of such Committed Gas to third parties and the Commodity Price Producer would have received from Dynegy under this Agreement multiplied by the quantity of Committed Gas sold by Producer to third parties.

     7.4 TWO YEAR LIMIT ON ADJUSTMENTS. No retroactive adjustments may be made for any overcharge or undercharge after a period ending twenty-four months from the end of the calendar year in which the gas forming the basis of the overcharge or undercharge was delivered or not delivered, as the case may be. Any payment with respect to a retroactive adjustment shall include an amount equal to interest on all amounts past due from the date of the initial payment at the rate set forth in Section 7.1 above, except in instances where neither Party knew or could have known that the overcharge or undercharge occurred or instances of reallocations of gas by a transporting pipeline, in which cases interest shall run from the date of demand for payment.

     7.5 AUDIT. Each Party shall have the right to audit the books and records of the other Party at any time during reasonable business hours during the term of this Agreement and for a period of two years after its termination to the extent necessary to determine compliance by the other Party

                       "Confidential Treatment Requested"

with the terms of this Agreement and the Security Agreement, but such audit rights shall be limited to auditing such books and records for the then current and four preceding years. The audited Party shall make its books and records available to the auditing Party. Notwithstanding the foregoing, in the event a governmental body asserts a claim, or conducts an audit, against a Party arising from the purchase or sale of Committed Gas and that Party determines in its reasonable judgment that its response to such claim requires or would benefit from an audit of books and records of the other Party, such audit may be conducted during the term of this Agreement and for a period ending on the tenth anniversary of the event or payment forming the basis of the third party claim. In order to accommodate such third party audits, Producer and Dynegy will maintain the appropriate books and records for a period not less than ten years. Each Party shall also have access to the books and records of the other Party for purposes of responding to claims, or requests for audits, asserted by a non-governmental third party and arising from the purchase or sale of Committed Gas.

     7.6 ACCOUNTING INFORMATION. Producers and Dynegy will exercise reasonable efforts to provide each other with data required by their respective accounting departments to close out books for each month as soon as possible. Producers and Dynegy will exercise reasonable efforts to provide such data no later than the fifth Business Day of the month following the month being closed out.

     7.7 SETOFF. All payments will be made without setoff or counterclaim; provided, however, that upon a Party's (the defaulting Party) failure to make payment of undisputed amounts on the due date, the other Party (the non-defaulting Party) may, at its option and in its discretion, setoff against any amounts owed to the defaulting Party any amounts owed by the defaulting Party under this Agreement or otherwise. The obligations of the non-defaulting Party and the defaulting Party under this Agreement in respect of such amounts shall be deemed satisfied and discharged to the extent of any such setoff. The non-defaulting Party will give the defaulting Party notice of any setoff made under this Section 7.7 as soon as practicable after the setoff is made provided that failure to give such notice shall not offset the validity of the setoff.

     7.8 SECURITY. Dynegy's failure to maintain, or cause to be maintained, security in accordance with this Section 7.8 any time during the term of this Agreement shall be deemed to be a material breach of this Agreement. In addition to any other rights and remedies Producer may have under this Agreement, in the event Dynegy fails to comply with the provisions of this
Section 7.8 at any time during the term of this Agreement and such failure
continues for a period of more   than five consecutive days, Producer shall
have the right upon written notice   to Dynegy to suspend any further
deliveries of Committed Gas until Dynegy is   in full compliance herewith.

          7.8.1. INITIAL SECURITY. As of the Effective Date Dynegy has furnished to Producer a surety bond or bonds issued by a surety company or companies
* acceptable to Producer in the amount of [REDACTED]. Subsequent to the Effective Date, Dynegy shall maintain, or cause to be maintained, such surety bond(s) until all Committed Gas delivered under this Agreement between the Effective Date and April 1, 2002 has been paid for in accordance with Section 7.2.

                   "Confidential Treatment Requested"


          7.8.2 SECURITY AGREEMENT AND LIEN ON GAS RECEIVABLES. Contemporaneously with its execution of this Agreement, Dynegy shall execute and deliver to Producers a Security Agreement (the "Security Agreement") granting Producers a lien on Dynegy's Gas Receivables (as defined in the Security Agreement) which lien shall secure Dynegy's Obligations (as defined in the Security Agreement) with respect to Committed Gas delivered to Dynegy during the period commencing on April 1, 2002.

          7.8.3 SECURITY UPON TERMINATION OF SECURITY AGREEMENT. In the event Dynegy elects to terminate the Security Agreement in accordance with the terms thereof, Dynegy shall provide Producer an executed irrevocable standby letter of credit or letters of credit, or a surety bond or bonds, or a combination of such letters of credit and surety bonds, in an amount calculated in accordance with Exhibit "C" to this Agreement. The first day of the first month beginning after Dynegy has provided to Producers such letter(s) of credit or surety bond(s), or a combination of the two, with an effective date on or before such date, in full compliance with the terms of this Section 7.8.3 shall be referred to as the "Transition Date". The letter(s) of credit and/or surety bond(s) shall be satisfactory in form and substance to Producer and the issuing bank or banks or the issuing surety or sureties, and the issuing bank(s) or surety(ies) shall also be acceptable to Producer. Thereafter, Dynegy shall maintain, or cause to be maintained, the letter(s) of credit or surety bond(s) in accordance with the requirements and procedures set forth in Exhibit "C." Dynegy's failure to maintain, or cause to be maintained, the letter(s) of credit or surety bond(s) in effect at any time after the Transition Date and during the remaining term of this Agreement in accordance with the requirements and procedures set forth in Exhibit "C" shall be deemed to be a material breach of this Agreement. In addition to any other rights and remedies Producer may have under this Agreement, in the event Dynegy fails to maintain, or cause to be maintained, the letter(s) of credit or surety bond(s) in effect during the remaining term of this Agreement after the Transition Date and such failure continues for a period of more than five consecutive days, Producer shall have the right upon written notice to Dynegy to suspend any further deliveries of Committed Gas until Dynegy furnishes the letter(s) of credit or surety bond(s) in accordance with the requirements and procedures set forth in Exhibit "C."

*         7.8.4 [REDACTED]. Upon execution of this Agreement, Producer shall
* inform Dynegy of the [REDACTED]. From time to time thereafter, Producer, at its sole discretion, but upon at least fifteen days' prior written notice to
* Dynegy, may [REDACTED].

VIII. DISCLAIMER AND WARRANTY

     8.1 WARRANTY. Producer hereby warrants title to all gas sold by Producer under this Agreement and the right to sell the same free from adverse claims of third parties, and except as provided in Section 8.2, Producer agrees to hold Dynegy harmless from such claims.

     8.2 DISCLAIMER. EXCEPT AS PROVIDED IN SECTION 8.1, PRODUCER MAKES NO EXPRESS OR IMPLIED WARRANTY TO DYNEGY UNDER THE UNIFORM

COMMERCIAL CODE OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

IX.   FORCE MAJEURE

     9.1 SUSPENSION OF OBLIGATIONS. If either Producer or Dynegy is rendered unable, by reason of an event of force majeure, to perform, wholly or in part, any obligation or commitment set forth in this Agreement, except for the payment of monies owed, then upon that Party's giving notice (the initial notice may be oral notice followed by written notice) and full particulars of the event of force majeure, the obligations of both Parties under this Agreement shall be suspended, except for the payment of amounts owed under this Agreement, to the extent and for the period of the event.

     9.2 FORCE MAJEURE DEFINED. The term "force majeure" means an event that
(i) was not within the control of the Party claiming its occurrence; and (ii) could not have been prevented or avoided by such Party through the exercise of due diligence. Events of force majeure include, without limitation by enumeration, acts of God; lightning, hurricanes or storms, hurricane or storm warnings which in Producer's judgment require and result in the precautionary shut-down or evacuation of production facilities; earthquakes, epidemics, fires, floods, landslides, washouts, freezing of wells or lines of pipe used to supply Committed Gas under this Agreement and other similar severe natural calamities; acts of public enemy; wars; blockades; insurrections; riots; civil disturbances and arrests; strikes, lockouts or other industrial disturbances; explosions, breakage, accidents to wells, equipment, facilities or lines of pipe used to enable Producer to deliver or Dynegy to receive Committed Gas under this Agreement; events of force majeure declared by transporting pipelines; imposition by a regulatory agent, court or other governmental authority having jurisdiction of binding laws, conditions, limitations, orders, rules or regulations that prevent or prohibit either Party from performing, provided such governmental action has been resisted in good faith by all reasonable legal means; or any other cause of a similar type. The Parties recognize that Dynegy is not required by this Agreement to utilize firm transportation to receive Committed Gas from Producer at each Delivery Point, but it is the intent of both Parties that transportation or sales arrangements downstream of the Delivery Points be made by Dynegy in such a manner that the possibility of a curtailment of Committed Gas due to curtailment of interruptible transportation or recall of acquired transportation be minimized. In addition to the foregoing events of force majeure, the loss, interruption or curtailment (collectively "curtailment") of transportation downstream of a Delivery Point shall constitute an event of force majeure provided that Dynegy exercises reasonable efforts to arrange alternative transportation, or the resumption of the curtailed transportation arrangements, as soon as possible following its discovery of the curtailment of downstream transportation. In that event, Dynegy will consult with Producer and endeavor to agree upon a plan of action to avoid further curtailment of Committed Gas from that Delivery Point.

X.   TERM

     10.1 TERM. This Agreement shall remain in full force and effect for an initial term ending at the end of the Gas Day ending on September 1, 2006, and for additional five year terms thereafter unless terminated by either Party by giving written notice of termination no later than sixty days prior to the last day in the then-effective term.

     10.2 EARLY TERMINATION. Notwithstanding Section 10.1, either Party may terminate this Agreement as follows:

          (a) In the event of a material breach of this Agreement by either Party, the non-breaching Party may terminate this Agreement upon sixty days' prior written notice to the breaching Party (which notice shall specify in detail the nature of the breach and the steps necessary to cure the breach), unless the breaching Party, within thirty days after receipt of the non-breaching Party's notice, cures the breach and agrees in writing to indemnify the non-breaching Party against all direct damages arising from the breach (such damages to be determined by agreement of the Parties, or in the event the Parties are unable to agree, by arbitration in accordance with
Section XII below). For purposes of this Section, a material breach shall be any failure to perform under this Agreement which is not excused by force majeure and which exposes the non-breaching Party to economic loss in an amount which the breaching Party cannot reasonably be expected to pay in money damages. Notwithstanding the foregoing, Dynegy's unexcused failure to receive and purchase Producer's available Committed Gas produced from a specific Source of Supply, which failure results in the shut-in of a Producer-operated well(s) for a period of five or more consecutive days, or which failure results in the shut-in of one or more Producer-operated well(s) for a cumulative period of at least twenty days (which need not be consecutive) in any calendar year shall be conclusively deemed to be a material breach of this Agreement. For purposes of the preceding sentence a shut-in of a well shall be deemed to begin on the first Business Day following Dynegy's receipt of Producer's notice of a shut-in, which notice shall be effective if delivered orally, followed by written confirmation, and shall be deemed to end on the earlier of (i) the resumption of production or
(ii) 5:00 p.m. Central Time on the day Producer receives Dynegy's notice of the resumption of purchases if such notice is received prior to 1:00 p.m. Central Time or 9:00 a.m. Central Time on the next day if Producer receives Dynegy's notice after 1:00 p.m. Central Time. For purposes of quantifying Dynegy's right to cure in the event of a material breach due to a shut-in, Producer's direct damages on each day of the shut-in are deemed to be an amount calculated by multiplying (x) the quantity of Committed Gas shut-in times (y) the FOM Commodity Price applicable to such Committed Gas. In the event Dynegy pays such amount to Producer, the quantity of Committed Gas shut-in and forming the basis of such amount shall be deemed to be purchased for purposes of Section 4.6 above, and in instances where Dynegy pays amounts to Producer pursuant to Section 4.6 prior to the payment of amounts pursuant to this Section 10.2, the payment pursuant to Section 4.6 shall be reduced to the extent required by this Section 10.2. If one Party alleges a material breach under this Section and the other Party disputes that allegation, the matter shall be submitted to arbitration in accordance with Section XII below and the non-breaching Party's termination notice shall be suspended pending the decision of the arbitrators. If the arbitrators conclude that a material breach has occurred, the termination notice shall become effective thirty days after issuance of the arbitrators' written decision.

        (b) A Party may terminate this Agreement in the event the other Party (the Affected Party) is: (i) dissolved (other than pursuant to a consolidation, acquisition, amalgamation, merger, or other reorganization not arising from bankruptcy or insolvency proceedings); or (ii) institutes or

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

                       "Confidential Treatment Requested"

  has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or similar law affecting creditors' rights, or a petition is presented for its winding up a liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition results in a judgment of insolvency or bankruptcy or the entry of an order for its winding up or liquidation.

XI.  RENEGOTIATION, PRICE REDETERMINATION AND ARBITRATION

     11.1 RENEGOTIATION AND PRICE REDETERMINATION. During the term of this Agreement, Producer and Dynegy will have the right to request that the terms and conditions of this Agreement be renegotiated and that the various pricing mechanisms be redetermined. This Article XI establishes the procedures applicable to such renegotiations and redeterminations.

     11.2 LIMITS ON ARBITRATION. Nothing in this Article XI shall be construed to limit a Party's ability to present issues for discussion under the Alliance Agreement. However, this Article XI shall limit Producer and Dynegy's rights to institute the renegotiation or price redetermination process and invoke arbitration under this Agreement or pursuant to the Alliance Agreement and the Parties agree that no other provision of this Agreement or of the Alliance Agreement shall be construed to supersede or modify the limitations on arbitration contained in this Article XI.

     11.3 PRICE REDETERMINATION. It is the intent of Producer and Dynegy that the FOM Commodity Price and the Swing Gas Commodity Price of Committed Gas delivered at a given Delivery Point under this Agreement reflect the prevailing fair market value of spot gas at that Delivery Point. Producer and
* Dynegy agree that the [REDACTED] designated in Exhibit "A" and corresponding
* [REDACTED] represent an accurate measure of the fair market value of spot
* gas because [REDACTED]. In the event Producer or Dynegy believes in good
* faith that the [REDACTED] or the corresponding [REDACTED], or both, no longer represent an accurate measure of the fair market value of spot gas, that Party may seek a price redetermination in accordance with the following procedure.

          11.3.1 SCOPE OF PRICE REDETERMINATION. Price redeterminations pursuant
* to this Section 11.3 are limited to replacing one or more of the [REDACTED]
* or [REDACTED] with a different measure of the fair market value of spot gas that is not based on prices reported in a commercial publication. This
  Section 11.3 does not apply in instances where: (i) Producer desires to select a different index price for purposes of calculating the FOM Commodity Price for split connect Committed Gas in accordance with Section 4.4
* above; (ii) Producer or Dynegy desires to replace a [REDACTED] or
* a [REDACTED] with a different [REDACTED] or [REDACTED]; or (iii) where Producer or Dynegy desires to modify or amend the Index Price Adjustments necessary to arrive at a FOM Commodity Price or Swing Gas Commodity Price.

          11.3.2 PRICE REDETERMINATION PROCEDURE. In the event Producer or Dynegy seeks a price redetermination pursuant to this Section 11.3, such Party (the "initiating Party") may notify

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                       "Confidential Treatment Requested"


  the other Party (the "non-initiating Party") in writing, specifying the
* [REDACTED] or [REDACTED] at issue and describing (i) the proposed replacement measure of the fair market value of spot gas at the location; and (ii) the proposed effective date of the replacement measure of fair market value. If the non-initiating Party agrees with the replacement measure of the fair market value of spot gas and its effective date, Exhibit "A" shall be amended to reflect the replacement and its effective date. If the non-initiating Party does not agree with the proposed replacement measure of the fair market value of spot gas or its effective date, then within thirty days after delivery of the initiating Party's initial notice each Party shall designate a representative with authority to negotiate and agree upon a replacement measure of the fair market value of spot gas. The representatives shall then meet and attempt in good faith to reach agreement. If the representatives have not reached agreement within sixty days after delivery of the initiating Party's initial notice, then the initiating Party may elect to have the issue resolved by binding arbitration in accordance with Section 11.3.3 below. If a replacement measure of the fair market value of spot gas is established, either by agreement of the Parties or through arbitration, such replacement measure of the fair market value of spot gas shall be reflected in an appropriate amendment to Exhibit "A". A Party receiving a price redetermination request under this
  Section 11.3 may respond by requesting a replacement measure of the fair market value of spot gas at any other applicable location(s) in accordance with the procedure set forth in this Section 11.3.2. To the extent feasible, both the initial request and any responsive request shall be addressed in the same negotiating sessions and/or arbitration so as to minimize the administrative cost of resolving all pricing issues. Notwithstanding anything in this Section to the contrary, in the event a replacement measure of the fair market value of spot gas is determined by arbitration, the Party invoking the arbitration (or Parties if both Parties invoked the arbitration) shall not be entitled to invoke arbitration pursuant to this Section 11.3.2 during a period of twelve full months following the date of the arbitration award.

          11.3.3 ARBITRATION OF PRICE REDETERMINATION. If any price redetermination is presented for arbitration under this Section 11.3, the Parties shall follow the arbitration procedure outlined in Section 11.8 below, except as follows: In any arbitration under this Section 11.3, each Party shall submit to the arbitration panel such Party's proposed measure of the fair market value of spot gas at the applicable location. The arbitrators shall select from the two proposals the one which they feel most closely reflects the fair market value of spot gas at the applicable location as evidenced by prices paid by willing buyers and sellers under no compulsion to buy or sell and, in the case of the replacement of a Published Index Price, pursuant to contracts providing for a one month obligation to buy and sell spot gas. Any Premium that may be payable under this Agreement shall not be taken into consideration by the arbitrators in their deliberations. The arbitrators must select the proposal of one of the Parties and may not average the two proposals or otherwise craft an alternative proposal. The arbitrators, in the absence of unusual extenuating circumstances, shall be required to render their decision in writing within ten Business Days after the conclusion of the arbitration proceeding. The cost of any arbitration under this
  Section 11.3 shall be borne as follows:

          (i) Each Party shall bear the costs of its own attorneys, witnesses and representatives; and


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

                       "Confidential Treatment Requested"


          (ii) The remaining costs of the arbitration, including the fees of all arbitrators, the costs of securing a location for the arbitration, and any similar costs, shall be borne equally by the Parties.

          11.3.4 EFFECTIVE DATE. The effective date of any replacement measure of the fair market value of spot gas selected by arbitration shall be the first day of the month following the month in which the arbitrators' decision is rendered.

     11.4 SUBSTITUTION OF PUBLISHED INDEX PRICES. At any time during the term of this Agreement, in the event (i) Producer or Dynegy believes in good faith
* that a [REDACTED] or [REDACTED] does not reflect the fair market value of spot gas at the applicable location; (ii) also believes in good faith that a different index price in the same commercial publication or in a different commercial publication does reflect such fair market value; and (iii) the Parties have been unable to reach agreement on an amendment to Exhibit "A" as contemplated in Section 4.1 above, the Party requesting the substitution of a new index price shall be entitled to present the issue to arbitration in accordance with the procedure established in Section 11.3 above. In the
* event a new [REDACTED] at a specific location is determined by arbitration, neither Party shall be entitled to invoke arbitration for the purpose of
* selecting a new [REDACTED] at that location during a period of twelve full months following the date of the arbitration award. The same limitation
* shall apply if a new [REDACTED] at a given location is determined by arbitration. This Section 11.4 does not apply to instances where Producer
* desires to change the [REDACTED] selected in respect to split connect Committed Gas pursuant to Section 4.4 above. In such instances, if the
* Parties are unable to agree on a change, the selected [REDACTED] shall remain in place for the full period selected by Producer.

     11.5 UNAVAILABILITY OF PUBLISHED INDEX PRICES. If at any time during the
* term of this Agreement a [REDACTED] or [REDACTED] is no longer published and in the event Producer and Dynegy are unable to agree on a replacement index price, either Party may submit the issue to arbitration in accordance with the procedure established in Section 11.3 above, with the following modifications. There shall be no limit on the number of times a
* Party may invoke arbitration. The effective date of the replacement [REDACTED]
* or [REDACTED] shall be the day after the previous index price became unavailable and the arbitrators shall make their award retroactive to such date. During the pendency of the Parties' attempt to agree on a
* replacement [REDACTED] or [REDACTED] and the subsequent arbitration proceeding, the commodity price of the Committed Gas affected by the unavailability of the index price shall be based on the last available
* [REDACTED] or [REDACTED]. The amounts paid by Dynegy to Producer during such period shall be adjusted to reflect the retroactive implementation of the replacement index price.

     11.6 DISPUTE RESOLUTION - OTHER PRICE ISSUES. In the event the Parties are unable to agree on any factor required to calculate the commodity price of Committed Gas that will be produced from a new source of supply, or are unable to agree on the Index Price Adjustments applicable to Committed Gas from an existing Source of Supply, the issue shall be eligible for arbitration in accordance with Section 11.8 below.

     11.7 RENEGOTIATION OF THE PREMIUM. Neither Producer nor Dynegy shall be entitled to request a renegotiation of the Premium paid in accordance with
Article IV above and to invoke arbitration in the event the Parties are unable to agree prior to September 1, 2006.

     11.8. RESOLUTION OF DISPUTES.

          11.8.1 DISPUTE RESOLUTION PROCEDURES. Except as otherwise provided in the penultimate sentence of this Section 11.8.1, any dispute, controversy or claim, of any and every kind or type, whether based on contract, tort, statute, regulations, or otherwise, arising out of, connected with, or relating in any way to this Agreement, the relationship of the Parties, the obligations of the Parties or the operations carried out under this Agreement, including, without limitation, any dispute as to the existence, validity, construction, interpretation, negotiation, performance, non-performance, breach, termination or enforceability of this Agreement (a "Dispute") shall be resolved in accordance with the procedures specified in this Section 11.8, which shall be the sole and exclusive procedures for the resolution of any such Disputes. Notwithstanding the foregoing, this Section 11.8 shall not be applicable to any exercise of Producers' or Dynegy's rights under Section 7.8 of this Agreement or under the Security Agreement referenced therein, and Producers and Dynegy reserve all available remedies with respect thereto, including, but not limited to, self help, setoff, or recourse to any court having jurisdiction; provided, however, that this Section 11.8 shall apply to, and shall be the sole means of resolving any disputes arising from, those provisions of the Security Agreement that specifically reference these dispute resolution procedures as the intended remedy.

          11.8.2 NEGOTIATION BETWEEN EXECUTIVES. The Parties shall attempt in good faith to resolve any Dispute promptly by negotiation between executives who have authority to settle the Dispute and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement. Either Party may give the other Party written notice (a "Dispute Notice") of any Dispute not resolved in the normal course of business. Within thirty days after delivery of a Dispute Notice, the receiving Party shall submit to the other Party a written response. The Dispute Notice and the response shall include (a) a statement of each Party's position and a summary of arguments supporting that position and (b) the name and title of the executive who will represent that Party and of any other person who will accompany the executive. Within thirty days after delivery of the 'Dispute Notice, the executives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. All reasonable requests for information made by one Party to the other Party will be honored. All negotiations pursuant to this Section 11.8.2 are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

          11.8.3 MEDIATION. If the Dispute has not been resolved by negotiation within forty-five days after delivery of the Dispute Notice, or if the Parties fail to meet within thirty days after delivery of the Dispute Notice, the Parties shall endeavor to settle the Dispute by mediation under the then current Mediation Procedure of the Center for Public Resources' Institute for Dispute Resolution ("CPR"). Unless otherwise agreed, the Parties will select a mediator from the CPR Panels of Distinguished Neutrals.


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

          11.8.4 BINDING ARBITRATION. Any Dispute which has not been resolved by a non-binding procedure as provided in Sections 11.8.2 and 11.8.3 within ninety days of the initiation of such procedure, shall be settled by arbitration in accordance with the CPR Rules for Non-Administered Arbitration in effect on the date of this Agreement (the "CPR Rules"), by three arbitrators, none of whom shall be appointed by either Party but shall be appointed by CPR; provided, however, that if either Party will not participate in a non-binding procedure as provided in Sections 11.8.2 and 11.8.3, the other Party may initiate arbitration before expiration of the above ninety day period. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Houston, Texas. Any award or judgment rendered by the arbitrators shall be subject to the terms and conditions of this Agreement, including, without limitation, any and all restrictions, prohibitions or limitations on damages or remedies set forth in this Agreement.

          11.8.5 STATUTE OF LIMITATIONS. The statute of limitations of the State of Texas applicable to the commencement of a lawsuit shall apply to the commencement of an arbitration hereunder, except that no defenses shall be available based upon the passage of time during any negotiation or mediation called for by the preceding Sections of this Section 11.8.

          11.8.6 COSTS AND EXPENSES OF ARBITRATION. The arbitration panel may apportion the costs of arbitration between or among the Parties in such manner as it deems reasonable, taking into account the circumstances of the case, the conduct of the Parties during the proceeding, and the result of arbitration, provided however, in any event, each Party shall bear the expense and cost of its own attorneys and witnesses.

XII. GOVERNMENTAL REGULATIONS AND AUTHORIZATIONS

     12.1 APPLICATION OF LAW AND REGULATION. This Agreement shall be subject to all valid and applicable laws of the United States and to the applicable valid rules, regulations or orders of any regulatory agency or governmental authority having jurisdiction, and the Parties shall be entitled to regard all applicable laws, rules and regulations (federal, state or local) as valid and may act in accordance with them until such time as they may be declared invalid by final judgment of a court of competent jurisdiction and such judgment is not subject to appeal.

     12.2 AUTHORIZATION AND REGULATORY FILINGS. Upon execution of this Agreement, each Party agrees to seek such government certificates, permits, licenses and authorizations which, in its sole discretion, it deems necessary to perform its obligations under this Agreement. During the term of this Agreement, each Party shall make all filings required by any regulatory bodies having jurisdiction over the activities covered by this Agreement and upon request of the other Party shall promptly provide copies of such to the other Party. Neither Party will knowingly enter into agreements nor undertake any activities or filings that would interfere with or frustrate the other Party's efforts to obtain the necessary regulatory approvals to fulfill its obligations under this Agreement.


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XIII. NOTICES

     13.1 PROCEDURE. Except as provided in this Agreement, all notices, requests, demands, statements, and other communications under this Agreement shall be in writing and shall be deemed given on the date thereof if delivered personally, or by telecopy. If mailed by certified or registered mail, postage prepaid, return receipt requested, such notice shall be deemed given three Business Days after the date of mailing. All notices shall be delivered or transmitted to the Parties, their successors in interest or their assignees at the following addresses, or at such other addresses as the Parties may designate by written notice in the manner aforesaid:

          Producer (CUSA is hereby designated as agent to receive notices for all Producers):

                        Notices and Correspondence:
                        Chevron U.S.A. Inc.
                        1100 Bagby St.
                        Houston, TX 77002
                        Attn: Midstream Business Unit, Manager of Gas Marketing
                        Telephone: (713) 752-4661 or 752-6725
                        Fax: (713) 752-3999

                        Invoices and Statements:
                        Chevron U.S.A. Inc.
                        P.O. Box J
                        Concord, CA 94524
                        Attn: Section 980
                        Telephone: (510) 827-7382
                        Fax: (510) 680-3472

          Dynegy:

                        Notices and Correspondence:
                        Dynegy Marketing and Trade
                        1000 Louisiana
                        Suite 5800
                        Houston, TX  77002
                        Attention: Charlie Mertz
                        Telephone: (713) 507-6488
                        Fax: (713) 767-4671

                        Invoices and Statements:
                        Dynegy Marketing and Trade
                        1000 Louisiana
                        Suite 5800
                        Houston, TX 77002
                        Attn: Gas Accounting: ChevronTexaco
                        Telephone: (713) 767-4096
                        Fax: (713) 507-3679

                        All notices pertaining to the Security
                        Agreement, to other matters addressed in
                        Section 7.8, or to any payment default shall also be sent to:

                        Dynegy Marketing and Trade
                        1000 Louisiana, Suite 5800
                        Houston, Texas 77002
                        Attn: Assistant Treasurer, Operations
                        Facsimile: (713) 507-3786

                        and to:

                        Dynegy Marketing and Trade
                        1000 Louisiana, Suite 5800
                        Houston, Texas 77002
                        Attn: General Counsel - Finance
                        Facsimile: (713) 767-8816

XIV. NON-ASSIGNABILITY AND TRANSFER OF INTEREST BY PRODUCER

     14.1 NON-ASSIGNABILITY. Except as provided in Section 14.2 below, neither this Agreement nor any obligation of a Party under this Agreement are assignable without the express written consent of the other, which consent may be withheld in its sole discretion for any reason, except to wholly owned subsidiaries and affiliates, in which case the assigning entity shall not be relieved of responsibility for any of its obligations under this Agreement.

     14.2 TRANSFER OF INTEREST. Producer shall have the right to convey all or any part of any Source(s) of Supply or portion thereof to another entity. Upon notice from Producer to Dynegy, any property or group of properties that collectively produce less than 5,000 MMBtu/d and are being transferred to a single entity in a single transaction will be automatically released from this Agreement as of the first day of the month following the closing of the transfer, unless Dynegy has, with prior written consent from Producer, dedicated such properties to term sales. Producer may withhold its consent to such term sales only if Producer, at the time of Dynegy's request, has plans to transfer the properties in question. Should Producer propose (a) to transfer to a single entity in a single transaction a property or group of properties that collectively produce 5,000 MMBtu/d or more, or (b) to transfer a property that has been dedicated to term sales with

Producer's consent as described above, regardless of production rates (each of (a) and (b) hereinafter referred to as a "Restricted Transfer"), then Dynegy shall have the right but not the obligation to continue purchasing the production from Producer's transferee. As to any such Restricted Transfers, Dynegy shall have the right to (1) agree, in advance of Producer's efforts to negotiate a transfer of the property, that the interest transferred will be released from this Agreement as of the first day of the month following the closing of the transfer and transferred free of any commitment to Dynegy, or (2) delay that decision until Dynegy has been notified of the identity of the transferee. Dynegy will make its written election between options (1) and (2) in the foregoing sentence within 10 days after Dynegy's receipt of written notice (which may include e-mail) from Producer of a proposed transfer, and Dynegy's failure to reply within such 10-day period shall constitute an election by Dynegy of option (1). If Dynegy elects option (2), Producer will advise the transferee of Dynegy's rights hereunder and, if Dynegy elects to continue purchasing the gas from Producer's transferee within 10 days after being notified in writing (which may include e-mail) of the transferee's identity, the transferee will be required to sign a gas purchase contract with Dynegy in the form attached hereto as Exhibit "E", with the pricing to be substantially the same as provided for in this Agreement. Dynegy's failure to reply in writing (which may be in the form of electronic mail) within such 10-day period shall constitute an election by Dynegy not to continue purchasing the gas from Producer's transferee. Regardless of whether or not Dynegy will be purchasing gas from Producer's transferee, if gas from the transferred property is priced under this Agreement pursuant to an Exhibit "A" sheet specifying that imbalances on a gathering or transport agreement are being managed under a physical imbalance settlement process, Producer will not assign that physical imbalance to its transferee but will resolve the imbalance directly with Dynegy. For purposes of this Section, the level of production from any property or group of properties shall be determined based upon the average production from such property(ies) during the six-month period ending on the last day of the month prior to the month in which Dynegy is notified of Producer's intent to transfer the interest. All information provided to Dynegy by Producer pursuant to this Section regarding proposed transfers shall be considered confidential information subject to the provisions of Section 15.4 below.

XV.  MISCELLANEOUS

     15.1 WAIVER. No waiver by either Producer or Dynegy of any default of the other under this Agreement shall operate as a waiver of any future default, whether of like or different character or nature.

     15.2 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the Parties, and is intended to be a final, complete, integrated and exclusive expression of their agreement and its terms. Except as otherwise provided in this Agreement, this Agreement shall not be modified or amended except by a written instrument executed by the Parties.

     15.3 CHOICE OF LAW. THIS AGREEMENT SHALL BE SUBJECT TO, AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS, BUT NOT THE LAWS REGARDING CHOICE OF LAW, OF THE STATE OF TEXAS.

     15.4 CONFIDENTIALITY. Each Party agrees that the terms of this Agreement and any information provided under this Agreement shall be kept confidential by it and shall not be disclosed to any third Party without first obtaining the written consent of the other, which consent shall not be unreasonably withheld. In addition, any information designated as confidential by one Party and provided to the other during the term of any agreement shall be kept confidential by the receiving Party and shall not be disclosed to any third party for a period of three years from the date of receipt without first obtaining the written consent of the other, which consent shall not be unreasonably withheld. This Section shall not prevent a Party from making any disclosure required by law, regulation or SEC disclosure rules (in such case, the disclosing Party shall notify the non-disclosing Party as soon as practicable of the pendency, nature and content of the planned disclosure) or from disclosing any information which is already in the public domain.

     15.5 LIMITATION OF DAMAGES. In no event shall either Party be liable for punitive, exemplary, consequential or incidental damages arising from any breach or default under this Agreement, indemnification under this Agreement or from any act or omission under or in connection with this Agreement.

     15.6 SEVERABILITY. If any provision of this Agreement is determined to be invalid, illegal or otherwise unenforceable for any reason by a court of competent jurisdiction, the remaining terms and conditions of this Agreement shall remain in full force and effect to the fullest extent permitted by law. In such an event, the Parties agree to make a good faith effort to replace the affected provisions.

     15.7 PRIOR AGREEMENT SUPERSEDED. As of the Effective Date, this Agreement shall supersede and replace that certain Natural Gas Purchase and Sale Agreement effective January 1, 1998 between CUSA and Dynegy, as such agreement was previously amended. Notwithstanding the foregoing, the Parties acknowledge and agree that all terms and conditions of said prior agreement shall remain fully operative and enforceable with respect to gas delivered and obligations incurred under said agreement prior to the Effective Date of this Agreement.

                  [End of Agreement -- Signatures on next page]

    SIGNATURE PAGE TO NATURAL GAS PURCHASE AND SALE AGREEMENT EFFECTIVE AS OF MARCH 1, 2002, BETWEEN CHEVRON U.S.A. INC., TEXACO EXPLORATION AND PRODUCTION
          INC., TEXACO NATURAL GAS INC., AND DYNEGY MARKETING AND TRADE

     IN WITNESS WHEREOF, this Agreement is executed on the _____ day of ___________, 2001.

CHEVRON U.S.A. INC.                         DYNEGY MARKETING AND TRADE

By:                                         By:
   -----------------------------               ------------------------------

Name:                                       Name:
     ---------------------------                 ----------------------------

Title:                                      Title:
     ---------------------------                 ----------------------------

TEXACO EXPLORATION AND                      TEXACO NATURAL GAS INC.
PRODUCTION INC.

By:                                         By:
   -----------------------------               ------------------------------

Name:                                       Name:
     ---------------------------                 ----------------------------

Title:                                      Title:
     ---------------------------                 ----------------------------

                       "Confidential Treatment Requested"

                                   EXHIBIT "C"

                   To Natural Gas Purchase and Sale Agreement
      Between Chevron U.S.A. Inc., Texaco Exploration and Production Inc.,
             Texaco Natural Gas Inc., and Dynegy Marketing and Trade

                                    SECURITY

       A. SECURITY OBLIGATION. After Producer submits its Availability Report applicable to the first month of deliveries of Committed Gas under the Natural Gas Purchase and Sale Agreement to which this Exhibit "C" is attached (the "NGPSA") beginning on or after the Transition Date (as defined in Section 7.8.2 of the NGPSA), and in any event prior to the Transition Date, Dynegy shall furnish to Producer "SECURITY" (as hereinafter defined) and maintain the SECURITY in effect, subject to adjustment as provided in Paragraph C, below. The SECURITY shall be provided in a form acceptable to Producer and the surety company or companies, in the case of surety bonds, and acceptable to Producer and the issuing bank or banks, in the case of irrevocable standby letters of credit. The aggregate face amount of the SECURITY shall be calculated as follows:

       B. INITIAL AMOUNT OF SECURITY. The face amount of the SECURITY to be
*  posted by Dynegy prior to the * Transition Date shall equal [REDACTED],

       Where:

   1. V shall equal the average daily volume of Committed Gas designated for delivery by Producer to Dynegy in Producer's initial Availability Report submitted in accordance with Section 2.2 of the NGPSA and applicable to the month beginning on the Transition Date; and

   2. RP shall mean the REFERENCE PRICE, which shall equal the volume weighted average FOM Commodity Price of Committed Gas to be delivered by Producer to Dynegy at the Delivery Points designated in the applicable initial Availability Report during the month immediately preceding the Transition Date. For purposes of calculating the volume weighted average FOM Commodity Price, the average daily volume of Committed Gas designated for delivery at each Delivery Point by Producer to Dynegy in Producer's initial Availability Report applicable to the month beginning on the Transition Date will be used for weighing purposes.

*      C. MONTHLY ADJUSTMENTS TO AMOUNT OF SECURITY. Beginning on [REDACTED],
*  the face amount of the SECURITY to be posted by Dynegy shall be adjusted to
*  equal [REDACTED],

         Where:

*  1.  [REDACTED] shall equal [REDACTED];

                       "Confidential Treatment Requested

*  2.  [REDACTED] shall mean the [REDACTED], which shall equal [REDACTED].
*  For purposes of calculating [REDACTED];

*  3. [REDACTED] shall equal the [REDACTED]; and

* 4. [REDACTED] shall equal [REDACTED], upon at least fifteen days' prior written notice to Dynegy.

     D. PROCEDURES. Beginning on the 20th day of the month immediately preceding the Transition Date, and on the twentieth day of each succeeding month during the term of the NGPSA, the aggregate face amount of the SECURITY shall be calculated in accordance with the formula set forth above. If an adjustment in the aggregate face amount of the SECURITY is required, within five Business Days following the twentieth day of the month Dynegy shall at its sole option either:
(a) authorize the issuing surety company or companies, or bank or banks, as the case may be, to amend the aggregate face amount of the SECURITY to reflect the proper adjustment; (b) deliver replacement SECURITY in an aggregate face amount determined in accordance with the formula set forth above; or (c) deliver additional SECURITY in a face amount that, when added to the aggregate face amount of any SECURITY in effect at that time, equals the face amount determined in accordance with the formula set forth above. Upon receipt of replacement SECURITY complying with the requirements of this Exhibit "C", Producer shall return any superseded SECURITY to the issuing bank or banks in the case of letters of credit, or to the issuing surety company or companies in the case of surety bond(s), for cancellation.

     E. ADDITIONAL REQUIREMENTS FOR SURETY BONDS. In addition, in the event that SECURITY is posted in the form of one or more surety bonds, each surety bond shall provide for the payment of interest to Producer on unpaid amounts calculated in accordance with Article VII of the NGPSA, and in an aggregate amount not to exceed ten percent (10%) of the face amount of the surety bond. IF MORE THAN ONE SURETY COMPANY PROVIDES A BOND AS SECURITY, EACH SURETY COMPANY SHALL BE PROPORTIONATELY LIABLE TO PRODUCER, SUCH PROPORTIONATE SHARE DETERMINED BY DIVIDING THE FACE AMOUNT OF THE SURETY BOND ISSUED BY SUCH SURETY COMPANY BY THE AGGREGATE FACE AMOUNT OF THE SURETY BONDS OUTSTANDING.

     F. ACCEPTABLE FORMS. Acceptable forms for Letters of Credit and Surety Bonds are attached hereto as Exhibits "C-1" and "C-2", respectively.

                                  EXHIBIT "C-1"

                   DRAFT OF ACCEPTABLE LETTER OF CREDIT FORMAT

CHEVRON U.S.A. INC.
2005 DIAMOND BLVD., ROOM ____________
ATTENTION:  ___________________________

WE HEREBY OPEN OUR IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER
__________________ IN FAVOR OF YOURSELVES BY ORDER AND FOR ACCOUNT OF AVAILABLE AT SIGHT FOR AN APPROXIMATE AMOUNT OF ____________________________ USDLRS
AGAINST:

- A STATEMENT SIGNED BY AN AUTHORIZED REPRESENTATIVE OF CHEVRON U.S.A. INC. CERTIFYING THAT THE AMOUNT DRAWN REPRESENTS THE AMOUNT INVOICED WHICH WAS NOT PAID WHEN DUE AND REMAINS UNPAID

SPECIAL CONDITIONS:

- PARTIAL SHIPMENTS ARE PERMITTED.
- MULTIPLE/PARTIAL DRAWINGS ARE PERMITTED
- TEN PERCENT MORE OR LESS IN BOTH QUANTITY AND AMOUNT IS ACCEPTABLE.

DOCUMENTS MUST BE PRESENTED AT OUR COUNTERS NOT LATER THAN
__________________________________________.

WE HEREBY ENGAGE WITH THE BENEFICIARY THAT DOCUMENTS DRAWN UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS CREDIT WILL BE DULY HONORED UPON PRESENTATION AS SPECIFIED.

THIS CREDIT IS SUBJECT TO THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1993 REVISION) INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NUMBER 500.

                                  EXHIBIT "C-2"

                                   SURETY BOND

KNOW ALL MEN BY THESE PRESENTS that we, Dynegy Marketing and Trade, as Principal, and _____________________________, as Surety, are held firmly bound unto Chevron U.S.A. Inc., as Obligee, for itself and as representative of all other parties who are or hereafter become a "Producer" under the NGPSA hereinafter described, in the amount of _______________________________________
_______________________________________________________________________________

lawful money of the United States of America, plus interest as provided in Condition 4 below not to exceed ten percent of the stipulated bond amount herein, to be paid to Chevron U.S.A. Inc. for which payment, well and truly to be made, we bind ourselves, our heirs, executors, jointly and severally, firmly by these presents.

WHEREAS, the Principal has entered into a Natural Gas Purchase and Sale Agreement, effective the 1st day of March, 2002, with Chevron U.S.A. Inc., Texaco Exploration and Production Inc. and Texaco Natural Gas Inc. as Producers (hereinafter the "NGPSA"), whereby Producers agree to sell and Dynegy Marketing and Trade agrees to purchase Committed Gas, as described in the NGPSA.

NOW, THEREFORE, THE CONDITION OF THIS OBLIGATION IS SUCH, that if the Principal shall faithfully make all payments required under the NGPSA (which by reference is made a part hereof), then this obligation shall be null and void; otherwise to remain in full force and effect.

PROVIDED, HOWEVER, THAT THIS BOND IS EXECUTED BY THE PRINCIPAL AND SURETY AND ACCEPTED BY THE OBLIGEE SUBJECT TO THE FOLLOWING EXPRESS CONDITIONS:

1. The term of this bond shall be from ____________________ to ____________________, but may be renewed at the Surety's option by issuance of a continuation certificate for successive annual periods. Surety shall provide ninety (90) days notice to Obligee and Principal prior to expiration of this bond or annual extensions thereof, of their intent to not renew for an additional annual period.

2. In no event shall the Surety's liability exceed the penal sum of this bond regardless of the number of terms the bond may be in effect.

3. Any and all demands for payment by the Obligee shall be presented to the Surety in the form of a Demand for Payment as shown in the "Surety Bond Exhibit A" attached hereto accompanied by a copy of the Statement issued in accordance with Section 7.1 of the NGPSA.

4. If a Demand for Payment is delivered to the Surety, provided such Demand for Payment and the documents presented in connection therewith conform to the terms and conditions hereof, payment shall be made to the Obligee no later than 30 days from the date of receipt of said Demand for Payment. The Obligee is entitled to receive interest (simple interest) at the base rate provided for in Section 7.1 of the NGPSA plus two percent on any unpaid amount which constitutes a valid demand.

5. No assignment of this Bond shall be effective without the written consent of the Surety.

6. All suits or actions against this bond must be brought within ninety (90) days of the termination of the NGPSA or this bond, whichever shall occur first.

Signed, sealed and dated this __________ day of _____________________________,
________.

PRINCIPAL:                               Dynegy Marketing and Trade

                                         By:                            (Seal)
                                            ----------------------------

                                         Title:
                                                ------------------------------

SURETY:                                  -------------------------------------

                                         By:
                                             ---------------------------------
                                         Attorney-in-Fact             (Seal)

                              SURETY BOND EXHIBIT A

                          (Form of Demand for Payment)

(Date)

[Name of Surety]
ATTN:  Claim Department
[Address]

RE:  SURETY BOND (BOND NUMBER __________________)
     DEMAND FOR PAYMENT

Gentlemen:

This letter constitutes a Demand for Payment as defined in the above captioned Surety Bond. An event of default has occurred under the Natural Gas Purchase and Sale Agreement effective March 1, 2002, as referenced in said Bond. The amount of unpaid obligations as of the date hereof is ___________________________, plus interest pursuant to Section 7.1 of the Natural Gas Purchase and Sale Agreement. The amount of the unpaid obligations for which we are demanding payment pursuant to this Demand for Payment is _______________________. Please pay such amount in accordance with the following payment instructions:

Chevron U.S.A. Inc.
as representative of the Producers

By:
    --------------------------------

                                        1